UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Alliance One International, Inc.

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ALLIANCE ONE INTERNATIONAL, INC.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560

Notice of Annual Meeting of Shareholders

To be Held August 9, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Alliance One International, Inc. (“Alliance One” or the “Company”), to be held at the Embassy Suites Raleigh-Durham/Research Triangle, Smith and Cameron Rooms, 201 Harrison Oaks Boulevard, Cary, North Carolina, on Thursday, August 9, 2012 at 10:00 a.m. to:

(a)	elect three directors for a three-year term expiring in 2015, one director for a two-year term expiring in 2014, and one director for a one-year term expiring in 2013; each as named in the accompanying proxy statement;

(b)	ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2013;

(c)	adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the accompanying proxy statement; and

(d)	transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 8, 2012 will be entitled to vote at the meeting.

The Company’s proxy statement and proxy are enclosed, as is the Annual Report to shareholders for the fiscal year ended March 31, 2012.

By Order of the Board of Directors

William L. O’Quinn, Jr. Secretary

July 9, 2012

Important Notice Regarding the Availability of Proxy Materials

for

The Annual Meeting of Shareholders to be Held on August 9, 2012

The Proxy Statement and Annual Report are available on the internet at:

http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25603

YOUR VOTE IS VERY IMPORTANT TO US. FOR VOTING INSTRUCTIONS, PLEASE SEE FREQUENTLY ASKED QUESTION NUMBER 5, WHICH APPEARS ON PAGE 1 OF THIS PROXY STATEMENT.

ALLIANCE ONE INTERNATIONAL, INC.

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS

1.	Who is soliciting my proxy?

The Board of Directors is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, August 9, 2012, in order to provide you the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

2.	Who pays for the solicitation of proxies?

Alliance One bears the cost of soliciting proxies, and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of stock. The Company may utilize employees to solicit proxies by mail, in person or by telephone. If necessary, the Company may engage the services of a proxy solicitor and would also bear the cost of such firm’s services and out-of-pocket expenses.

3.	Who is entitled to vote?

You may vote if you owned shares of Alliance One common stock on June 8, 2012, the date established by the Board for determining shareholders entitled to vote at the annual meeting. On that date there were 87,381,035 shares of common stock outstanding and entitled to vote, with each such share having the right to one vote.

4.	What is the difference between holding shares as a registered shareholder and holding the shares in street name?

If your shares are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company (“American Stock Transfer”), you are considered a registered shareholder with respect to those shares.

If your shares are held in a brokerage account or by a bank, you hold the shares in street name.

5.	How do I vote my shares?

Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy.

If you are a registered shareholder, you may vote your shares: (i) by returning a properly executed proxy card in the envelope provided; or (ii) in person at the Annual Meeting.

If you hold your shares in street name, you may vote: (i) via the internet, by telephone or by returning by mail a properly executed proxy card, depending upon the method(s) made available by your bank or broker; or (ii) in person at the Annual Meeting; however, to vote in person at the Annual Meeting you must contact your bank or broker and obtain a legal proxy to bring to the Annual Meeting.

6.	Will my shares be voted if I do not return my proxy card or instruction form?

If you are a registered shareholder or if you hold restricted stock, your shares will not be voted unless (i) your proxy card is signed and returned, or (ii) you attend the Annual Meeting and vote in person.

If your shares are held in street name, your shares may be voted even if you do not vote by internet, by telephone or by providing voting instructions on your proxy card. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on behalf of their customers on certain “routine” matters if you do not provide the brokerage firm with voting instructions. The ratification of the selection of independent auditors is considered a routine matter for which brokerage firms may vote shares without voting instructions from the customer. The election of director nominees and the advisory vote to approve the compensation of executive officers are not considered “routine” under NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” It is important therefore that you provide appropriate voting instructions to your brokerage firm with respect to your vote on these matters.

7.	What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of the shares. For assistance consolidating your accounts to the extent possible, you may contact our transfer agent, American Stock Transfer, at 1-866-627-2656.

8.	Can I change my vote after returning my proxy card or instruction form?

If you are a registered shareholder you may revoke your proxy at any time before it is voted. A proxy can be changed or revoked by voting in person at the Annual Meeting, delivering another later dated proxy or notifying Alliance One’s Secretary in writing that you want to change or revoke your proxy.

If you hold your shares in nominee or “street name” through a bank or broker, you must follow the instructions provided by your bank or broker, or contact your bank or broker regarding the revocation of your proxy. If you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

All signed proxies that have not been revoked will be voted at the meeting.

9.	How many votes are needed to hold the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum will exist at the meeting if holders of record of a majority of the issued and outstanding shares of Alliance One common stock as of June 8, 2012 are present in person at the meeting, or represented by proxy at the meeting. For the purpose of determining whether there is a quorum at the meeting, shares represented by proxy at the meeting include shares that are voted as abstentions or with respect to which votes are withheld on a signed proxy and shares held by a broker or bank on behalf of their customers that are voted on any matter.

If a quorum is not present, the meeting may be adjourned from time to time without any further notice other than announcement at the meeting.

10.	What items of business will be conducted at the meeting?

•

The election of three directors to serve until the 2015 annual meeting, one director to serve until the 2014 annual meeting and one director to serve until the 2013 annual meeting, or, in each case, until the election of their respective successors.

•	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2013.

•	The adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement.

•	Any other business properly brought before the meeting.

11.	How many votes are needed to elect the nominees for director?

The election of each nominee for director requires a plurality of the votes cast by shareholders entitled to vote at the meeting. Because directors are elected by a plurality, abstentions, withheld votes and broker non-votes will have no effect on their election.

However, pursuant to the Company’s Corporate Governance Guidelines, any person (including an incumbent Director) nominated for election as a Director who is elected by a plurality of votes cast for his or her election, but who does not receive a majority of the votes cast for his or her election, must promptly tender his or her resignation following certification of the shareholder vote. Thereafter, the Board, acting on the recommendation of the Governance and Nominating Committee, must determine within 90 days after the certification of the shareholder vote whether to accept the resignation.

12.	How many votes are needed to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors?

The selection of Deloitte & Touche, LLP as the Company’s independent auditors will be ratified if the votes cast “For” exceed the votes cast “Against.” Abstentions and broker non-votes will not be included in the vote totals for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.

13.	What are the voting choices when casting the advisory vote on the compensation of the Company’s named executive officers and what is the effect of the vote?

When voting on the compensation of the Company’s named executive officers, shareholders may:

•	vote in favor of the compensation of the Company’s named executive officers;

•	vote against the compensation of the Company’s named executive officers; or

•	abstain from voting.

The resolution approving, on an advisory basis, the compensation of the Company’s named executive officers will be adopted if the votes cast “FOR” the resolution exceed the votes cast “AGAINST” the resolution. This vote is not binding upon the Company, the Board or the Executive Compensation Committee. Nevertheless, the Executive Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

14.	What are the Board’s recommendations on the matters to be presented for a shareholder vote?

The Board recommends that shareholders vote:

•	“FOR” the election as directors of the five nominees named in this proxy statement;

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2013; and

•	“FOR” adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this accompanying proxy statement;

15.	What if I do not specify how I want my shares voted?

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” the election of the director nominees named in this proxy statement, “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors, and “FOR” adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this accompanying proxy statement, and in accordance with the discretion of the proxy holders on any other matter that properly comes before the annual meeting.

16.	How will proxies be voted on other matters that are properly brought before the meeting?

The Company is not aware of any other business to be presented at the meeting. However, if any other matter is properly brought before the meeting, the proxies received will be voted on those items in accordance with the discretion of the proxy holders.

17.	Will the directors be present at the meeting?

It is Alliance One’s policy that directors attend the annual meetings of shareholders and we currently expect all of our directors to attend the 2012 Annual Meeting.

18.	Will shareholders have an opportunity to ask questions at the meeting?

Yes. Following action on the items to be presented to the shareholders for a vote at the meeting, Company representatives will be available to answer shareholder questions.

GOVERNANCE OF THE COMPANY

The Board fosters and encourages an environment of strong corporate governance, including disclosure controls and procedures, internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining Company practices and setting new standards is an ongoing process as the area of corporate governance continues to evolve. Therefore, the Board has charged the Governance and Nominating Committee to periodically review and recommend appropriate changes to the Board’s governance practices and policies.

Shareholder Access to Governance Documents

Website

The Company’s governance-related documents are available on its website at www.aointl.com. Available documents include the Company’s Corporate Governance Guidelines, Code of Business Conduct and charters of the Audit, Executive Compensation and Governance and Nominating Committees. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Written Request

Copies of the Company’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560.

Communications to the Board of Directors

Shareholders and interested parties may communicate with the Board of Directors, any committee of the Board, the Lead Independent Director or any individual director, as appropriate. Communications must be made in writing to the Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560. The Secretary will determine in his good faith judgment which communications to relay to the applicable directors.

See the paragraphs entitled “Shareholder Nominations - 2013 Annual Meeting” and “Shareholder Proposals – 2013 Annual Meeting,” for guidelines specific to those types of communications with the Board.

Code of Business Conduct

Alliance One has a Code of Business Conduct that clearly defines the Company’s expectations for legal and ethical behavior on the part of every Alliance One director, officer, employee and agent. The Code of Business Conduct also governs Alliance One’s principal executive officer, principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical business conduct in all aspects of the Company’s affairs. Any waiver of the Code of Business Conduct for any director or executive officer would require approval by the Board of Directors and would be disclosed immediately thereafter to shareholders via the Company’s website, www.aointl.com.

Corporate Governance Guidelines

The Alliance One Corporate Governance Guidelines, in conjunction with the charters of key Board committees, inform shareholders, employees, customers and other constituents of the Board’s principles as a governing body. The Guidelines are reviewed at least annually by the Board.

Determination of Independence of Directors

For a director to be deemed “independent,” the Board of Directors of Alliance One must affirmatively determine that the director has no material relationship with Alliance One either directly or as a partner, shareholder or officer of an organization that has a relationship with Alliance One. In making this determination, the Board applies the following standards:

•

A director who is an employee, or whose immediate family member is an executive officer of Alliance One, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

•

A director who receives (or whose immediate family member receives) more than $120,000 per year in direct compensation from Alliance One is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $120,000 limitation.

•	A director who is a current partner or employee of (or whose immediate family member is a current partner of) Alliance One’s internal or external auditor is not independent.

•	A director who has an immediate family member who is an employee of Alliance One’s internal or external auditor and who personally works on the Company’s current audit is not independent.

•

A director who (or whose immediate family member) was within the past three years a partner or employee of Alliance One’s internal or external auditor and personally worked on the Company’s audit during that time is not independent.

•

A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of Alliance One’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•

A director who is an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, Alliance One for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Board Leadership Structure

Alliance One’s Interim Chief Executive Officer (“CEO”), who was an independent director prior to his appointment as Interim CEO, also holds the position of Chairman of the Board. The Board believes that the unified position of Chairman and CEO currently serves the Company well given the CEO’s prior experience as an independent member of the Board, and the enhancement provided to the Board’s oversight function by having the Chairman of the Board involved in the daily affairs of the Company However, because the Board believes that an appropriate leadership structure is dependent upon factors that are subject to change over time, the Board anticipates re-evaluating its leadership structure from time to time, including without limitation upon the occurrence of significant changes in the Company.

The Governance and Nominating Committee annually recommends a Lead Independent Director for approval by the Board. The role of the Lead Independent Director is to preside at executive sessions of the non-management directors, act as the liaison between the non-management directors and the CEO, and consult with the Chairman and CEO on Board agendas as necessary. There is no mandatory rotation or term limit associated with the role of Lead Independent Director.

The Board’s Role in Risk Oversight

Our Company faces a variety of risks, including credit, liquidity, operational, regulatory, environmental and others regularly disclosed in our public filings. The Board believes that an effective risk management system is necessary to (1) identify material risks that the Company faces, (2) communicate necessary information with respect to such risks to senior management and, as appropriate, the Board or its committees, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision making.

The Board has delegated to the Audit Committee the primary responsibility for overseeing risk management. The Audit Committee is comprised solely of independent directors and, pursuant to its charter, periodically discusses policies with management with respect to risk assessment and risk management and assesses the steps management has taken to minimize such risks to the Company. The Audit Committee makes periodic reports to the Board regarding the Company’s risks and regarding its analyses and conclusions as to the adequacy of the Company’s risk management processes.

The Board encourages management to promote a culture that incorporates risk management into our Company’s strategy and business operations. The Company maintains an active Compliance Program; at least quarterly the Company’s Global Disclosure Committee conducts a thorough and detailed review of risks, including potential risks, which are systematically reported and tracked through resolution; and, finally, the Company’s Risk Management Committee, comprised of senior management, actively oversees the processes by which risk assessment and risk management are undertaken.

Governance and Nominating Committee Process

Alliance One’s Board of Directors has a Governance and Nominating Committee composed entirely of independent directors and governed by a charter. As stated in the charter, it is the responsibility of the Committee to identify and evaluate potential candidates to serve on the Board. Candidates may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations or a third-party firm engaged in the recruitment of directors.

Candidates are assessed by the Committee in view of the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Candidates viewed favorably by the Committee then meet, either individually or collectively, with the Chairman of the Board, the Chairman of the Governance and Nominating Committee and other directors as appropriate, prior to being recommended for election to the Board.

An invitation to join the Board of Directors is extended only after a candidate’s qualifications have been reviewed by the Committee, the Committee has formally recommended the candidate to the Board for approval, and the Board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the Board by the Chairman.

The Committee may engage the services of a third party to assist in the recruitment of directors as necessary. To date, the Committee has not engaged the services of such a firm.

Director Conflicts of Interest

The Alliance One Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director is required to promptly inform the Chief Executive Officer and the Lead Independent Director. If a significant conflict exists and cannot be resolved, the Corporate Governance Guidelines call for the director to resign. The Corporate Governance Guidelines call for all directors to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Shareholder Nominations – 2013 Annual Meeting

Any shareholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director if written notice of such nomination or nominations is delivered or mailed to the Secretary of the Corporation in accordance with the Company’s Bylaws, which state that such notification must include:

•	the name, age and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the nominee’s qualifications to serve as a director;

•	the name and residence address of the notifying shareholders;

•	the number of shares owned by the notifying shareholder;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with director nominations;

•

a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the notifying shareholder; and

•

a representation that the notifying shareholder is a holder of record of shares of capital stock of entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the nominations.

To be received in accordance with the Company’s Bylaws, nominations for the 2013 Annual Meeting must be received by the Secretary of the Company not later than April 11, 2013. The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information. The Secretary will deliver all such notices to the Governance and Nominating Committee which will consider such candidates. The Governance and Nominating Committee shall thereafter make its recommendation to the Board of Directors, and the Board of Directors shall in turn make its determination with respect to whether such candidate should be nominated for election as a director.

Shareholder Proposals – 2013 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2013 Annual Meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation by March 11, 2013, and must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia and the Bylaws of the Company.

Pursuant to the Bylaws of the Company, in order for any business to be brought before the Annual Meeting by a shareholder, the proposal must be received by the Secretary of the Company not later than April 11, 2013. The notice must include as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

•	the name and record address of the shareholder proposing the business;

•	the number of shares beneficially owned by the shareholder;

•	any material interest the shareholder has in such business;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with the proposal of business;

•

a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the shareholder;

•

a representation that the notifying shareholder is a holder of record of shares of capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business.

The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information.

BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws currently provide that the Board of Directors consists of eleven directors, divided into three classes as nearly equal in number as possible. Typically, each class of directors serves for three years and one class is elected at each annual meeting. However, in connection with the increase in the size of the Board of Directors, and in order to rebalance the membership of the Board among the existing classes of directors, three directors (Messrs. Hines, Kehaya and Wade) have been nominated for election at the 2012 annual meeting to serve three-year terms as Class III directors, one director (Mr. Sikkel) has been nominated for election at the 2012 annual meeting to serve a two-year term as a Class II director, and one director (Ms. Fitzpatrick) has been nominated for election at the 2012 annual meeting to serve a one-year term as a Class I director. Prior to becoming a director of the Company, Ms. Fitzpatrick was recommended to the Governance and Nominating Committee by the Interim Chief Executive Officer. Each of the five nominees is currently a director of Alliance One, with a term of office scheduled to expire at the 2012 annual meeting. The Governance and Nominating Committee has recommended to the Board of Directors and the Board of Directors has approved each of the nominees for election to the Board of Directors. The Board has determined that each of the nominees, with the exception of Messrs. Kehaya and Sikkel, are independent from management. All nominees have consented to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Director Biographies

The following information is furnished with respect to the Company’s directors and nominees:

Class III

Nominees for the Term Expiring in 2015

John M. Hines – Age 72, Director since 1995

Private investor and consultant since 1996. Consultant to DIMON Incorporated (“DIMON”), from July 1996 to June 1998. Director and Executive Vice President of DIMON from April 1995 to June 1996, and Director, Executive Vice President and Chief Financial Officer of Monk-Austin, Inc., a NYSE-listed predecessor to DIMON, from 1992 to 1995.

Mark W. Kehaya – Age 44, Director since 2005

Chairman and Interim Chief Executive Officer of Alliance One since December 14, 2010, and remains a founding partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, since January 2002. President, Chief Executive Officer and Chief Operating Officer of Eturn Communications, Inc., a software solutions provider, from November 2000 to October 2001; and from April 1993 until March 2000, employed by Standard Commercial Corporation (“Standard Commercial”), serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President - Planning, and as Chief Executive Officer of Standard Commercial’s tobacco processing facility in St. Petersburg, Russia.

Martin R. Wade, III – Age 63, Director since 2001

President and Chief Executive Officer of Broadcaster, Inc. (formerly International Microcomputer Software Inc.), a company engaged in the game development and telecommunications businesses, since September 2006, and Chief Executive Officer of International Microcomputer Software Inc., since September 2001. Director, President and Chief Executive Officer of Digital Creative Development Corporation (DC2), a developer of entertainment content companies focusing on broadband content delivery and providing Internet-related business-to-business services, from May 2001 to August 2001. Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities, Inc., a global securities firm, from May 1998 to June 2000. Mr. Wade currently serves on the board of directors of Broadcaster, Inc. and RDA Holding Co., and within the last five years has been a director of Advaxis, Inc., Command Security Corporation and Nexmed, Inc.

Class II

Nominee for the Term Expiring in 2014

J. Pieter Sikkel - Age 48, Director since November 2011

President of Alliance One since December 14, 2010, having previously served as Executive Vice President – Business Strategy and Relationship Management from April 2007 through December 13, 2010, and as Regional Director of Asia from May 2005 until April 2007. Employed by Standard Commercial from January 1983 until May 2005, serving as Regional Director of Asia from March 1999 until May 2005, Country Manager of China from June 1991 until March 1999, and prior thereto in various positions in South Korea, the Philippines and Thailand.

Class I

Nominee for the Term Expiring in 2013

Joyce L. Fitzpatrick – Age 57, Director since June 2012

President of Fitzpatrick, Inc., a public relations firm concentrating in corporate and crisis communications, litigation support, issue management, media relations and public affairs, since 2002. Prior thereto, Ms. Fitzpatrick was a Senior Vice President at Ruder-Finn, Inc., a multinational public relations firm.

Class I

Directors with a Term Expiring in 2013

Joseph L. Lanier, Jr. – Age 80, Director since 1995

Retired since August 2006. Chairman of the Board of Dan River, Inc., a textile manufacturer, from November 1989 to August 2006. Chief Executive Officer of Dan River, Inc. from November 1989 to February 2005. Non-Executive Chairman of the Board of DIMON from May 1999 to February 2003. Mr. Lanier does not currently serve on the board of directors of any other public company, but within the last five years served as a director of each of Flowers Foods, Inc., and Torchmark Corporation.

B. Clyde Preslar – Age 58, Director since 2005

Senior Vice President and Chief Financial Officer of RailAmerica, Inc., a leading short line and regional rail service provider, since May 2008. Private consultant December 2006 to April 2008. Executive Vice President and Chief Financial Officer of Cott Corporation, a manufacturer of non-alcoholic beverage products, from August 2005 to December 2006. Mr. Preslar does not currently serve on the board of directors of any other public company, but within the last five years served as a director of Forward Air Corporation.

Norman A. Scher – Age 74, Director since 1995

Director Emeritus and Director of Special Projects of Tredegar Corporation, a manufacturer of plastic films and aluminum extrusions, since May 2011. Vice Chairman of the Board of Directors of Tredegar from March 2006 to May 2011, President and Chief Executive Officer of Tredegar from September 2001 through February 2006 and Executive Vice President and Chief Financial Officer of Tredegar from July 1989 to September 2001. Mr. Scher does not currently serve on the board of directors of any other public company, but within the last five years served as a director of Tredegar Corporation.

Class II

Directors with a Term Expiring in 2014

C. Richard Green, Jr. – Age 68, Director since 2003

Retired since April 2002. Non-Executive Director of ITC Limited, a company in India engaged in operating hotels, agricultural exports and manufacturing cigarettes and paperboard, from July 1999 to April 2008. Regional Director of British American Tobacco, a multinational tobacco company, from January 1999 to April 2002. Mr. Green does not currently serve on the board of directors of any other public company, but within the last five years served as a director of ITC Limited.

Nigel G. Howard – Age 66, Director since 2005

Retired since December 2003. Non-Executive Chairman of Zotefoams PLC, a manufacturer of industrial foams, from January 2007 to present, and Non-Executive Director of Zotefoams from January 2006 to December 2006. Deputy Chief Executive of The Morgan Crucible Company plc, a designer, developer and supplier of products made from carbon, ceramic and magnetic materials, from September 2002 to December 2003, and Director of The Morgan Crucible Company from September 1992 to December 2003. Deputy Chairman, Assam Carbon Products, Ltd., India, March 1977 to August 2005. Mr. Howard currently serves on the board of directors of Zotefoams PLC.

William S. Sheridan – Age 58, Director since 2005

Executive Vice President and Chief Financial Officer of Sotheby’s, an auctioneer of fine art and antiques, since 1996. Prior thereto, Mr. Sheridan was a partner at the accounting and consulting firm of Deloitte & Touche.

Director Qualifications

The Company’s Corporate Governance Guidelines require that our directors have diverse professional backgrounds, combine a broad spectrum of experience and expertise and possess a reputation for the highest personal and professional ethics, integrity and values. The Governance and Nominating Committee is responsible for identifying specific skills and characteristics that may be sought in light of the current make-up of the Board and its anticipated needs going forward, and considers factors including experience in areas relevant to the strategy and operations of the Company’s businesses, particularly the tobacco industry, the ability to actively participate in and contribute to the deliberations of the Board, international business experience, the capacity and desire to represent the balanced, best interest of the shareholders, the ability to exercise independent judgment and decision making, the time available to devote to the responsibilities of a director and the Board’s diversity of background, personal and professional experience, gender and ethnicity. Determination of whether an individual meets these qualifications is made in the business judgment of the Board.

In addition, in June 2012, upon the recommendation of the Governance and Nominating Committee, the Board of Directors amended the Company’s Corporate Governance Guidelines to remove any limitation on the age of director nominees. Messrs. Lanier and Scher did not participate in either the recommendation or approval of the removal of such guideline.

The Company believes that the Board meets the foregoing criteria and that, additionally, its members as a whole encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. Potential candidates for membership on the Company’s Board are reviewed in the context of the current composition of the Board and the evolving needs of the Company. It is the Company’s policy to have a majority of directors qualify as “Independent” under the listing requirements of the New York Stock Exchange and the Company’s own Corporate Governance Guidelines. The Governance and Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval.

Each of the nominees for election as a director at the Annual Meeting of Shareholders and each of the Company’s current directors hold or has held senior executive positions in large, complex organizations. In these positions they have also gained experience in core management skills such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development.

Several of our directors have direct experience in the tobacco industry in addition to their service as a director of our Company or one of its corporate predecessors. Mr. Hines has served as an Executive Vice President of, and a consultant to one of our corporate predecessors, as well as serving as a consultant to other businesses. Mr. Kehaya, prior to his current service as the Company’s Interim Chief Executive Officer, served in various management capacities for one of our corporate predecessors, including managing a tobacco processing facility in St. Petersburg, Russia; and has financial experience as a partner at Meriturn Partners, LLC and operating experience as Chief Executive Officer and Chief Operating Officer of Eturn Communications. Mr. Green has significant management experience in the tobacco industry, having served for many years as an executive of British American Tobacco and as a director of ITC Limited (India). Mr. Sikkel has extensive tobacco industry experience, having served for over twenty years in management positions in the Company and one of our corporate predecessors.

Other directors have considerable managerial and other experience as executives in a broad range of industries. Mr. Wade has substantial managerial and operating experience as Chief Executive Officer of several firms and financial experience as a managing director of Prudential Securities. Mr. Scher has a depth of managerial, operational and financial experience from his service in various executive capacities with Tredegar Corporation, including five years as its Chief Executive Officer and the prior twelve years as its Chief Financial Officer. Mr. Howard has significant managerial and international business experience as an executive of Morgan Crucible Company PLC and Assam Carbon Products, Ltd., India. Mr. Lanier has extensive managerial, operational and financial experience, including serving for over 15 years as Chairman and Chief Executive Officer of Dan River, Inc. Ms. Fitzpatrick combines executive experience as the president of a corporate communications firm for the past 10 years, and as an officer of a multinational public relations firm before that, with a depth of expertise and public relations experience developed over a more than 25 year career of providing strategic advice to corporations, universities and non-profit organizations.

In addition, the current experience of two of our directors offers the Board large-company accounting and financial expertise. Mr. Preslar has extensive managerial, financial and accounting experience gained during his tenures as chief financial officer of RailAmerica, Inc., Cott Corporation, Lance, Inc. and Black and Decker, Inc. Similarly, Mr. Sheridan has considerable managerial, accounting, financial and international experience as Executive Vice President and Chief Financial Officer of Sotheby’s and, previously, as a partner of Deloitte & Touche.

In connection with his service as a partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, Mr. Kehaya served as interim Chief Executive Officer of Prime Tanning Co., Inc., between March 2009 and December 2009, until a permanent replacement could be found. On November 16, 2010, Prime Tanning Co., Inc., filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Maine.

The Governance and Nominating Committee and the Board believe that each of the nominees and current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its Committees. Consideration of the specific experiences, qualifications and skills of the directors as listed above, as well as the common attributes listed in this paragraph, led to the conclusion that each of the nominees and current directors should serve as a director of the Company.

Board Diversity

Historically, the Board has implemented and assessed the effectiveness of its guideline to achieve diversity in professional backgrounds by reviewing and evaluating information detailing the positions held by incumbent directors and proposed director candidates, as well as the industries in which they work or had worked in the past. In March 2010 the Board amended its Corporate Governance Guidelines to provide that diversity of gender and ethnicity are factors that the Governance and Nominating Committee may consider in recommending nominees for election to the Board. These factors were considered by the Governance and Nominating Committee in making its recommendation that each of John M. Hines, Mark W. Kehaya, Martin R. Wade III, J. Pieter Sikkel, and Joyce L. Fitzpatrick be nominated for re-election to the Board. By adding these provisions to the Corporate Governance Guidelines, the Board encourages consideration of these factors, but does not anticipate that consideration of such matters of diversity would, of itself, result in the displacement of qualified incumbent directors. Instead, the Board anticipates that these factors will have the most impact in the evaluation of new candidates joining the Board. The Board believes that the addition of Ms. Fitzpatrick, the first non-management director added to the Board since the referenced March 2010 amendment to the Corporate Governance Guidelines, contributes to the Board’s diversity.

Independence

The Board has affirmatively determined that the directors and nominees listed herein, with the exception of Mr. Kehaya who is serving as Interim Chief Executive Officer of the Company, and Mr. Sikkel who is serving as President of the Company, are independent as that term is defined under the Corporate Governance Standards of the New York Stock Exchange.

Director Stock Ownership Guidelines

In March 2007, the Board of Directors adopted stock ownership guidelines pursuant to which each non-executive director has until three years thereafter or three years after the individual becomes a director, whichever is later, to accumulate ownership of 15,000 shares of Alliance One common stock. Shares held by immediate family members residing in the same household, shares of restricted stock (whether vested or unvested), and shares held in trust for the benefit of the director count toward the threshold established under such stock ownership guidelines. As of March 31, 2011, each of the non-executive directors then in office owned sufficient shares to satisfy the share ownership requirement under the guidelines.

Board Committees and Membership

The Board has standing Audit, Executive, Executive Compensation and Governance and Nominating Committees. With the exception of the Executive Committee, each committee operates under a charter approved by the Board. Such charters, containing descriptions of the committees’ responsibilities, are available on our website, www.aointl.com. All members of the Audit, Executive Compensation and Governance and Nominating Committees meet the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual and all members of the Audit Committee also meet the requirements for independence under Section 303A.07 of the Listed Company Manual.

The following table indicates the current membership of, and number of meetings held during fiscal year 2012 by, each current committee of the Board:

Name	Audit	Executive	Executive Compensation	Governance and Nominating
Mr. Green			X	X
Mr. Hines			X	X*
Mr. Howard			X*
Mr. Kehaya		X*
Mr. Lanier		X	X
Mr. Preslar	X*
Mr. Scher	X			X
Mr. Sheridan	X	X
Mr. Sikkel
Mr. Wade	X			X
FY 2012	6	0	3	4
Meetings

*	Chair

The Audit Committee currently consists of Mr. Preslar (Chairman), Mr. Scher, Mr. Sheridan and Mr. Wade. This Committee’s principal responsibilities include overseeing accounting policies, auditing and reporting practices; selecting, overseeing, evaluating, compensating and replacing independent auditors; overseeing the internal audit function; evaluating the adequacy and effectiveness of internal controls and risk management policies; overseeing compliance with legal and regulatory requirements; providing for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters; and preparing a committee report for inclusion in the annual proxy statement.

The Executive Committee currently consists of Mr. Kehaya (Chairman), Mr. Lanier and Mr. Sheridan. This Committee meets on call and has the authority to act in behalf of the Board when the full Board is not in session.

The Executive Compensation Committee currently consists of Mr. Howard (Chairman), Mr. Green, Mr. Hines and Mr. Lanier. This Committee’s principal responsibilities include reviewing and approving incentive compensation and equity-based plans consistent with shareholder-approved plans; where appropriate, making recommendations to the Board with respect to new incentive compensation plans and equity-based plans for Board or shareholder approval; reviewing and approving salaries and incentive awards for executive officers; reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluating CEO performance; recommending to the independent directors the compensation of the CEO, including base salary and incentive awards; and preparing a committee report on executive compensation for inclusion in the annual proxy statement.

The Governance and Nominating Committee currently consists of Mr. Hines (Chairman), Mr. Green, Mr. Scher and Mr. Wade. This Committee’s principal responsibilities include analyzing the structure, size and composition of the Board; developing and monitoring director selection criteria; identifying, recruiting, evaluating and recommending to the Board qualified nominees for election to the Board of Directors at the Annual Meeting of Shareholders; reviewing and recommending to the Board Corporate Governance Guidelines; overseeing the adoption and periodic review of committee charters; overseeing the Company’s Compliance Program; recommending to the Board, when appropriate, the removal of a director; recommending to the Board directors to serve as Chairman, Lead Independent Director, committee chairs and committee members; recommending to the Board the retirement policy and remuneration of non-employee directors; providing for Board and committee self-evaluations; and reporting to the Board its conclusions regarding the Board’s effectiveness and performance.

Ms. Fitzpatrick, who recently joined the Board, has not been appointed to any committee.

Board Meetings

Alliance One’s non-management directors, all of whom are independent as that term is defined by the Corporate Governance Standards of the New York Stock Exchange, meet regularly in executive session. In accordance with Alliance One’s Corporate Governance Guidelines, the Lead Independent Director presides at executive sessions of non-management directors. During fiscal year 2012, Mr. Sheridan served as Lead Independent Director. The Board typically determines the Lead Independent Director at the first meeting of the Board of Directors following the annual shareholders meeting in conjunction with committee assignments.

During fiscal year 2012, there were four meetings of the Board of Directors, and no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he served. All nine directors then in office attended the 2011 annual meeting.

Compensation of Directors

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. The following table represents the fiscal year 2012 compensation for all directors then in office other than Mr. Sikkel, who joined the Board in November 2011, and Mr. Kehaya. Compensation information for Mr. Sikkel and for Mr. Kehaya is disclosed herein under the section entitled “Executive Compensation Tables.”

Director Compensation
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total
C. Richard Green	$69,525	$51,993	$0	$121,518
John M. Hines	$71,264	$51,993	$0	$123,257
Nigel G. Howard	$69,500	$51,993	$0	$121,493
Joseph L. Lanier, Jr.	$66,636	$51,993	$0	$118,629
B. Clyde Preslar	$72,000	$51,993	$0	$123,993
Norman A. Scher	$71,146	$51,993	$0	$123,139
William S. Sheridan	$75,206	$51,993	$0	$127,199
Martin R. Wade, III	$71,146	$51,993	$0	$123,139

(1)	Independent directors received fees based on the following annual retainer schedule:

Type of Service	Annual Retainer
Board Member	$50,000
Lead Independent Director	$10,000
Audit Committee Member	$12,000
Audit Committee Chairman	$10,000
Executive Committee Member	$3,000
Executive Committee Chairman	$5,000
Executive Compensation Committee Member	$12,000
Executive Compensation Committee Chairman	$7,500
Governance & Nominating Committee Member	$7,500
Governance & Nominating Committee Chairman	$5,000

(2)	Pursuant to the Incentive Plan initially approved by shareholders on August 16, 2007, as amended and restated with shareholder approval on August 11, 2011 (the “2007 Incentive Plan”), non-employee directors may be granted common stock, performance shares or options to purchase common stock for a per share exercise price equal to the fair market value of one share of common stock on the date of the grant. On August 11, 2011, pursuant to the Incentive Plan and upon approval by the Board, each non-employee director was awarded 18,300 shares of restricted stock. The restricted stock has a vesting date of one year from the date of grant. The values shown for the restricted stock reflect the grant date fair value of awards determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the valuation of these awards, see Note 11 of Notes to Consolidated Financial Statements included in Alliance One’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Other Agreements and Business Relationships

Mr. Hines had an employment agreement with the Company prior to his retirement, effective July 1, 1996. Under his employment agreement, as amended, Mr. Hines was entitled to receive annual payments of $120,000 through October 31, 2011.

OWNERSHIP OF EQUITY SECURITIES

Stock Ownership of Management

The following table provides information as of April 30, 2012, with respect to the direct and indirect ownership of common stock by (1) each director and nominee for director; (2) each of the Company’s named executive officers; and (3) all directors, nominees and executive officers of the Company as a group. On April 30, 2012, there were 87,381,035 shares of Alliance One common stock outstanding, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power (1)	Number of Shares with Shared Voting and Investment Power (2)		Number of Shares Beneficially Owned(1) (2)	Percent of Class (1) (2)
J. Henry Denny	198,834	0		198,834	*
Joyce L. Fitzpatrick	0	0		0	*
C. Richard Green, Jr.	22,800	61,400		84,200	*
John M. Hines	43,809	74,000		117,809	*
Nigel G. Howard	74,916	0		74,916	*
Mark W. Kehaya	1,202,209	2,836,273	(3)	4,038,482	4.62%
Joseph L. Lanier, Jr.	203,174	0		203,174	*
William L. O’Quinn, Jr.	59,613	0		59,613	*
B. Clyde Preslar	109,437	3,000		112,437	*
Norman A. Scher	101,663	0		101,663	*
Robert A. Sheets	166,340	0		166,340	*
William S. Sheridan	119,436	1,554		120,990	*
J. Pieter Sikkel	219,250	0		219,250	*
Martin R. Wade, III	73,000	0		73,000	*
Executive Officers, Directors and Nominees for Director as a Group (includes 14 people total)	2,594,481	2,976,227		5,570,708	6.38%

*	Less than 1%.
(1)

Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of April 30, 2012, as follows: Mr. Denny, 160,500 shares; Mr. Green, 4,500 shares; Mr. Hines, 9,500 shares; Mr. Howard, 0 shares; Mr. Kehaya, 109,000 shares; Mr. Lanier, 9,500 shares; Mr. O’Quinn, 44,300 shares; Mr. Preslar, 9,000 shares; Mr. Scher, 9,500 shares; Mr. Sheets, 100,000 shares; Mr. Sheridan, 9,000 shares; Mr. Sikkel, 176,750 shares; Mr. Wade, 9,500 shares; and the executive officers, directors and nominees as a group, 651,050 shares.

Also includes restricted shares of common stock held as of April 30, 2012, as follows: Mr. Denny, 0 shares; Mr. Green, 18,300 shares; Mr. Hines, 18,300 shares; Mr. Howard, 18,300 shares; Mr. Kehaya, 0 shares; Mr. Lanier, 18,300 shares; Mr. O’Quinn, 5,000 shares; Mr. Preslar, 18,300 shares; Mr. Scher, 18,300 shares; Mr. Sheets, 0 shares; Mr. Sheridan, 18,300 shares; Mr. Sikkel, 0 shares; Mr. Wade, 18,300 shares; and the executive officers, directors and nominees as a group, 151,400 shares.

The restricted shares awarded to executive officers in fiscal 2010 are restricted for three years from the date of the award, provided the recipient remains in the employ of the Company. No restricted shares were awarded to executive officers in fiscal 2011 or 2012. The restricted shares awarded to non-employee directors remain restricted for one year from the date of the award, provided the recipient remains on the Board of the Company. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

This number also includes shares owned by minor child(ren) of the reporting person, or held in a trust or other estate planning vehicle over which the reporting person is understood to have sole voting and investment power.

(2)	Includes shares owned by the spouse of the reporting person, either directly, jointly with the reporting person or as custodian for the minor child(ren) of the reporting person.
(3)	Includes 2,819,909 shares as of April 30, 2012, in certain trusts of which Mr. Kehaya is a co-trustee, and with respect to which Wachovia Bank NA, is reported as having shared dispositive power.

Stock Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock of the Company as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
The Baupost Group, L.L.C., et al. (2)	8,786,700	10.06%
10 St. James Avenue, Suite 1700
Boston, MA 02116

Donald Smith & Co., Inc., et al. (3)	8,169,497	9.35%
152 West 57th Street
New York, NY 10019

Fine Capital Partners, L.P., et al.(4)	7,592,854	8.69%
590 Madison Avenue, 5th Floor
New York, NY 10022

BlackRock, Inc. (5)	6,784,244	7.76%
40 East 52nd Street
New York, NY 10022

T. Rowe Price Associates, Inc. (6)	5,539,454	6.34%
100 E. Pratt Street
Baltimore, MD 21202

Pioneer Global Asset Management S.p.A., et al. (7)	5,125,922	5.87%
Galleria San Carlo 6
Milan, Italy

Dimensional Fund Advisors LP (8)	4,847,503	5.55%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)

All percentages are based on 87,381,035 shares of Alliance One common stock outstanding on April 30, 2012, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

(2)

Based solely on a Form 13F filed on February 10, 2012 reporting information as of December 31, 2011 and a Schedule 13G/A filed on December 9, 2010, reporting information as of November 30, 2010, that collectively indicate that The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman are the beneficial owners of 8,786,700 shares, and have shared voting power and shared dispositive power over all such shares.

(3)

Based solely on a Schedule 13G jointly filed by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P., filed on February 13, 2012, reporting information as of December 31, 2011, that indicates that Donald Smith & Co., Inc. has sole power to vote 6,335,254 shares, Donald Smith Long/Short Equities Fund, L.P. has sole power to vote 61,427 shares and that such persons have sole dispositive power over 8,169,497 shares.

(4)

Based solely on a Schedule 13G filed on February 14, 2012, reporting information as of December 31, 2011, that indicates that Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine are the beneficial owners of 7,592,854 shares, and have shared voting power and shared dispositive power over all such shares.

(5)

Based on a Schedule 13G/A filed by BlackRock, Inc. on February 13, 2012, reporting information as of December 31, 2011, such person beneficially owned 6,784,244 shares, having sole voting power and sole dispositive power over all such shares.

(6)

Based solely on a Schedule 13G/A filed on February 10, 2012, reporting information as of December 31, 2011, that indicates that T. Rowe Price Associates, Inc. (“Price Associates”), is the beneficial owner of 5,539,454 shares and has sole voting power over 1,911,320 shares and sole dispositive power over 5,539,454 shares. The Company has been advised by Price Associates that these shares are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(7)

Based solely on a Schedule 13G/A jointly filed by Pioneer Global Asset Management S.p.A. and its direct subsidiary, Pioneer Investment Management, Inc., on February 7, 2012, reporting information as of December 31, 2011, that indicates that each such entity has shared voting and dispositive power over such shares which are owned by collective investment vehicles advised by Pioneer Investment Management, Inc., in its capacity as investment adviser. Such Schedule 13G/A indicates that the business address of Pioneer Investment Management, Inc. is 60 State Street, Boston, Massachusetts 02109

(8)

Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP on February 14, 2012, reporting information as of December 31, 2011, such person beneficially owned 4,847,503 shares, having sole voting power over 4,769,724 shares and sole dispositive power over 4,847,503 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during the fiscal year ended March 31, 2012, all reports for the Company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except as set forth below. Due to an administrative error, a Form 4 for each of J. Henry Denny, William L. O’Quinn, Hampton R. Poole, Robert A. Sheets, J. Pieter Sikkel, and Joel L. Thomas was filed three business days late. Each Form 4 reported the vesting on October 18, 2011 of restricted stock units awarded under the Company’s 2007 Incentive Plan and the withholding for income taxes of a portion of the vested shares.

AUDIT MATTERS

Audit Committee Members and Meetings

Alliance One’s Board of Directors has an Audit Committee that is composed of Mr. Preslar (Chairman) and Messrs. Scher, Sheridan and Wade. The Board has determined that each of the Audit Committee members meets the requirements for independence set forth by the New York Stock Exchange in Sections 303A.02 and 303A.07 of the Listed Company Manual. The Committee met six times during fiscal year 2012.

Financial Literacy and Expertise

The Board, upon recommendation of the Governance and Nominating Committee, has determined that each member of the Audit Committee is financially literate as that term is interpreted by the Board in its business judgment. The Board has further determined that Mr. Preslar and Mr. Sheridan meet the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 407 of Regulation S-K. As stated above, Mr. Preslar and Mr. Sheridan have been determined to be independent from management in accordance with the categorical standards described above and the NYSE listed company guidelines.

Other Audit Committee Service

The Company currently does not limit the number of audit committees on which its Audit Committee members may serve. However, the Audit Committee charter approved by the Board stipulates that, if an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of the director to effectively serve on the Company’s Audit Committee and disclose such determination in the annual proxy statement. None of the Audit Committee members currently serves on more than three audit committees of public companies.

Audit Committee Functions

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s accounting and financial reporting practices, and the quality and integrity of the Company’s financial reports. This includes the oversight of Alliance One’s financial statements provided to any governmental or regulatory body, the public or other users; the effectiveness of Alliance One’s internal control process; and Alliance One’s engagement of independent auditors. The Committee’s functions are described more fully in the section entitled “Board Committees and Membership.”

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee including, but not limited to, the standards of the Public Company Accounting Oversight Board regarding Statement on Auditing Standards No. 114, and the Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has pre-approved all fiscal year 2012 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Committee’s policies.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee:

B. Clyde Preslar, Chairman

Norman A. Scher

William S. Sheridan

Martin R. Wade, III

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent auditors. These services include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report at Audit Committee meetings throughout the year on the actual fees charged for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances the Audit Committee requires specific pre-approval before engagement. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

Independent Auditors

Deloitte & Touche LLP (“Deloitte & Touche”), audited the Company’s accounts for the fiscal years ended March 31, 2012 and March 31, 2011; and, as more fully described below in Proposal Two, has been selected by the Audit Committee to serve as Alliance One’s independent auditors for the fiscal year ending March 31, 2013.

Audit and Non-Audit Fees

Set forth below are the fees billed to the Company by Deloitte & Touche in connection with services rendered during the fiscal years ended March 31, 2011 and March 31, 2012:

	FY 2011	FY 2012
Audit Fees(1)	$3,527,078	$2,618,188
Audit-Related Fees(2)	7,363	17,309
Tax Fees(3)	101,083	332,717
All Other Fees(4)	925	2,250
Total	$3,636,449	$2,970,464

(1)

Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements.

(2)

Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and may include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews and consultation regarding financial accounting and reporting standards.

(3)	Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning and tax advice.
(4)

All Other Fees. Amounts paid to Deloitte & Touche during fiscal year 2011 and fiscal year 2012 relate to consulting services rendered on internal controls issues in connection with the Company’s implementation of SAP. There were no fees billed or services rendered by Deloitte & Touche during fiscal years 2011 and 2012 other than those described above.

PROPOSAL TWO

RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

The Audit Committee has selected the firm of Deloitte & Touche to serve as the Company’s independent auditors for the fiscal year ending March 31, 2013, and has directed that management submit the selection of independent auditors to the shareholders for ratification at the Annual Meeting. Representatives of Deloitte & Touche are expected to attend the shareholder meeting, will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2013.

PROPOSAL THREE

ADVISORY VOTE ON THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is required to provide shareholders with the opportunity to cast an advisory vote on compensation to our Named Executive Officers as reported in this proxy statement (sometimes referred to as “say on pay”). Accordingly, the following resolution will be presented to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2012 annual meeting of shareholders.”

This advisory vote is nonbinding on the Company; however, the Board and the Executive Compensation Committee, which is comprised of independent directors, will take into account the outcome of the vote when considering future executive compensation decisions.

As described in detail below under the section entitled “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to tie pay to performance. For fiscal year 2012, the annual and long-term incentive plans and underlying metrics were focused on company performance to drive long-term shareholder value. The annual incentive plan and the targets for the top three Named Executive Officers, other than the Interim CEO, are viewed as long-term in nature and in setting the goals, the Executive Compensation Committee noted that it anticipates that the goals will remain relatively constant for a period of five years, but will be measured annually.

For the most recent fiscal year the Company reported consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) of $206,526,000 and a consolidated leverage ratio of 5.38, which were below the Company’s threshold expectations when financial performance objectives underlying annual and long-term incentive awards maturing for fiscal year 2012 had been set. As a result of this performance, the Company’s Named Executive Officers that had an annual incentive plan target tied to EBITDA and consolidated leverage ratio received no annual incentive compensation payout for fiscal year 2012.

For the most recent fiscal year, the Company reported consolidated earnings before interest and taxes (EBIT) of $162,299,000 and economic profit of $(75,150,000). As a result of this performance, the Company’s Named Executive Officer that had an annual incentive plan target tied to EBIT and economic profit received 44.4% of his annual incentive plan target payout for fiscal year 2012.

In addition, as a result of not achieving financial metrics, no long-term performance-contingent share units awarded in fiscal year 2011 with vesting based on fiscal year 2012 performance were made.

We believe that our compensation program, with its balance of short-term incentives and long-term incentives and of cash and equity compensation, along with share ownership requirements, reward sustained performance that is significantly aligned with long-term shareholder interests. We have concluded that the compensation paid or awarded to each executive officer for the most recent fiscal year was reasonable and appropriate. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following sections contain the Compensation Discussion and Analysis (“CD&A”). This CD&A provides an overview and analysis of the Company’s fiscal year 2012 executive compensation program and the material compensation decisions that were made for our principal executive officer and our other executive officers named in the “Summary Compensation Table” in the following section “Executive Compensation Tables.” This group of executive officers is collectively referred to as the “Named Executive Officers” throughout this document. During fiscal year 2012, our Named Executive Officers were:

•	Mark W. Kehaya, Chairman and Interim Chief Executive Officer (“Interim CEO”) (principal executive officer)

•	Robert A. Sheets, Executive Vice President, Chief Financial Officer and Chief Administrative Officer (principal financial officer)

•	J. Pieter Sikkel, President

•	J. Henry Denny, Executive Vice President – Global Operations

•	William L. O’Quinn, Jr., Senior Vice President, Chief Legal Officer and Secretary

Mr. Kehaya was named Chairman and Interim CEO effective December 14, 2010. In connection with Mr. Kehaya’s service as Interim CEO, the Company has entered into a Consulting Agreement with Meriturn Partners, LLC (“Meriturn”) and Mr. Kehaya. Mr. Kehaya is a partner of Meriturn. Under the Consulting Agreement, the Company has agreed to pay Meriturn $45,375 per month for Mr. Kehaya’s services. Mr. Kehaya has not received any other compensation and does not participate in any other compensation plan or program of the Company in connection with his service as Interim CEO, though he is eligible for equity awards under the Company’s 2007 Incentive Plan as a member of the Board of Directors. In light of the unique interim nature of Mr. Kehaya’s current service as Interim CEO, his compensation arrangement differs from the general compensation structure for the Company’s other executive officers. The Committee granted Mr. Kehaya 500,000 premium-priced stock options effective April 17, 2012 with an exercise price of $6.00 (the fair market value of a share of common stock on the date of award was $3.45). However, as this option award was made after the end of fiscal year 2012, the award is not reflected in the fiscal year 2012 compensation tables. In addition, the Committee recognizes that Mr. Kehaya’s beneficial ownership of approximately 4.62% of the outstanding shares of the Company’s common stock is an existing incentive for performance to enhance the value of the Company.

Mr. O’Quinn was named Senior Vice President, Chief Legal Officer and Secretary effective April 1, 2011.

Executive Summary

Fiscal year 2012 was a significant year for Alliance One as the Company focused on restructuring and repositioning the Company for growth, building on the realignment of the organization that started at the end of the third fiscal quarter of fiscal year 2011. Despite continuing challenges associated with the intensely competitive and cyclical business of purchasing, processing, storing and selling leaf tobacco in the United States, Africa, Europe, South America and Asia, which involves a significant degree of global complexity and risk, the Company made progress by driving sales growth, increasing market share growth in key markets, improving its cost structure, and making strategic investments in its business, while continuing the task of increasing efficiencies to better support its core business functions.

Although the Company made significant progress during fiscal year 2012, the consolidated earnings before interest, taxes, depreciation and amortization and the consolidated leverage ratio were below the Company’s threshold expectations for financial performance objectives underlying annual and long-term incentive awards maturing for fiscal year 2012. In addition, based on fiscal year 2012 results, the consolidated earnings before interest and taxes performance metric was 58.7% of our pre-established goal, and the economic profit metric was 30.1% of our pre-established goal. As discussed in more detail under the section entitled “Incentives,” depending on the annual incentive plan targets and metrics applicable to each Named Executive Officer, either no annual incentive compensation payout or 44.4% of annual incentive plan target payout resulted from the financial metrics for fiscal year 2012. In addition, no incentive compensation payments based on financial metrics for fiscal year 2012 were made under the long-term performance-contingent share units awarded in fiscal year 2011 with vesting based on fiscal year 2012 performance.

Pay for Performance

In light of the Company’s strategic goals and operating strategy, prior to the beginning of fiscal year 2012, the Executive Compensation Committee of the Board of Directors (the “Committee”) took steps to increase the ties between our executive compensation program and company performance. The prior annual and long-term incentive programs were reviewed and revised significantly to strengthen senior management’s alignment with the interest of shareholders and to ensure that the compensation programs continue to align with the core compensation principles and objectives of the Company, while maintaining a cost-effective structure. The fiscal year 2012 annual incentive and long-term incentive programs are completely focused on company performance to drive shareholder value, and do not include any provision for individual performance objectives.

As noted above, Mr. Kehaya does not participate in any compensation plan or program. For the next top three Name Executive Officers, namely Messrs. Sheets, Sikkel and Denny, due to their positions and their ability to impact driving enterprise value and free cash flow, the Committee approved an annual incentive plan that is atypical in nature and is extremely performance focused, heavily weighted towards building long-term value in the Company. These Named Executive Officers are tasked with executing a long-term restructuring plan and over the long-term, their performance will be rewarded. The plan and the targets are viewed as long-term in nature and in setting the goals, the Committee noted that it anticipates that the goals will remain relatively constant for a period of five years, but will be measured annually. Although it was not anticipated that the targets would be met, nor any annual incentive payout would be earned during the initial years of the restructuring effort that began in fiscal year 2011, it is anticipated that over a five-year period, the chance of achieving the target increases year-over-year and the Committee expects that the executives should receive a sizable payout for their hard work and leadership, which in turn will provide a significant enhancement to the shareholders. The Committee acknowledges that the goals established for these top executives are extremely challenging, but the decision to adopt this plan is in the best interest of the shareholders geared with a longer-term view in which the shareholder will benefit.

Mr. O’Quinn is a participant in the next level of the annual incentive plan. The performance metrics for this next level are based on the annual operating strategy and financial plans of the Company and emphasize the need for our global key managers to work together for the benefit of the entire organization that over time will lead to long-term shareholder value.

In tandem with the annual incentive plans, the Committee approved a long-term incentive plan that provides for the awards of non-qualified stock options with a strike price substantially above the market price of the Company’s stock at the time of grant. The Committee believes that the above-market price option grants create a stronger link between pay and performance while providing incentive for key employees to grow share price to deliver added value for our shareholders. To provide added incentive in light of the atypical annual incentive plan, the Committee awarded the top three Named Executive Officers, other than Mr. Kehaya, significant option grants to further emphasize their ability to make significant impact to the business and to focus on the long-term view.

The Company and the Committee believe that the compensation program should be designed so that pay is commensurate with the level of performance generated, with incentive compensation representing the majority of the total compensation. Accordingly, the base salaries for our Named Executive Officers are generally below the market median and, on average, the Named Executive Officers had 68% of their pay “at-risk,” or dependent upon the Company’s performance. The annual and long-term incentive programs are discussed in detail under the section entitled “Incentives.”

Fiscal Year 2011 Executive Compensation Vote

Starting last year, the Company provided an annual say-on-pay advisory vote regarding executive compensation. The Company received majority approval at the fiscal year 2011 annual meeting of shareholders, with more than 98% of the votes cast in favor of the compensation of our named executive officers as described in our fiscal year 2011 proxy statement. The Committee acknowledged the overwhelming support received from our shareholders and viewed the results as confirmation of the Company’s executive compensation policies and decisions. Accordingly, the compensation philosophy and objectives were not significantly changed in 2012, although the details of the programs underlying the core principles were significantly changed to focus more on long-term value creation and to create more of a pay-for-performance culture.

Compensation Philosophy and Core Principles

The Company believes that its ability to attract, motivate and retain permanent senior executives is significantly influenced by the quality and competitiveness of our compensation and benefits programs. The primary objectives of Alliance One’s compensation and benefit programs are:

•	to reinforce Alliance One’s commitment to enhance long-term shareholder value;

•	to support a pay-for-performance culture which encourages and rewards the achievement of Company objectives; and,

•	to enhance the recruitment and retention of executive talent.

The Company seeks to accomplish such objectives while maintaining a cost-effective structure that is aligned with the interests of its shareholders. To meet these objectives the compensation programs must be competitive and reflect an appropriate balance of performance-based versus fixed and cash versus equity compensation. The Committee regularly reviews the compensation programs based on strategy and the market to ensure alignment with the core compensation principles and objectives of the Company. Accordingly, the compensation mix may vary over time and among executives. In general, overall compensation levels are targeted at the median of competitive practice, but actual pay earned varies based on Company and individual performance.

Process and Procedure for Determining Compensation of Executive Officers

The Board of Directors has charged the Committee with the responsibility for establishing and overseeing executive compensation for the Named Executive Officers. As part of this responsibility, the Committee, along with the other Independent Directors, also evaluates the performance of the Interim CEO and has historically determined the CEO’s compensation based on such performance assessment as well as Alliance One’s compensation philosophy.

Under its charter, the Committee is responsible for selecting and retaining its advisors. For fiscal year 2012, the Committee retained Radford, an Aon Hewitt Consulting company (“Radford” or the “Consultant”), as a third-party advisor to provide advice, research, evaluation and design services related to executive compensation. During fiscal year 2012, Radford also provided advice, research, evaluation and design services related to Board of Directors’ compensation to the Governance and Nominating Committee of the Board of Directors, but provided no services to the Company other than the executive compensation and board compensation consulting services provided to the Committee and the Governance and Nominating Committee. Radford reported directly to the Committee and met regularly with the Committee Chair and the Committee both with and without management present. Based on independent data provided by Radford, as well as individual performance evaluation results, the Interim CEO made recommendations to the Committee for the base salary and incentive compensation opportunities of the Named Executive Officers other than himself early in the fiscal year.

For fiscal year 2012, in determining and assessing the compensation levels and structure, other than compensation to Mr. Kehaya, the Committee reviewed and considered market data and information provided by Radford, individual compensation tally sheets prepared by the Company showing a summary total of all elements of compensation, individual performance evaluation results and recommendations from the Interim CEO. In addition, given the limited number of direct competitors for which data is available, the market data provided by Radford was obtained from independent published compensation surveys as well as from a selected group of peer companies satisfying one or more of the following criteria:

•	Direct competitor;

•	Similar size and operating characteristics to the Company based on market capitalization, international scope, business model and revenue; and

•	Companies we believe we may compete with for executive officers.

For fiscal year 2012, the following companies were selected by the Committee for use as the group of peer companies:

Chiquita Brands International, Inc.	Del Monte Foods Corporation	Green Mountain Coffee Roasters, Inc.

Ingredion Incorporated	International Flavors & Fragrances Inc.	McCormick & Company, Incorporated

Nash-Finch Company	Schweitzer-Mauduit International, Inc.	Sanderson Farms, Inc.

The Andersons, Inc.	Universal Corporation	Wausau Paper Corp.

Other than with respect to Mr. Kehaya, the Committee uses a consistent approach in setting compensation opportunities for the Named Executive Officers but also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances associated with each executive. Although the Committee reviews the compensation practices of the companies in the peer group, the Committee does not adhere to strict formulas or survey data to determine the mix or absolute value of compensation components. Instead the Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each of the Named Executive Officers as well as the Company’s overall financial and competitive performance. The Committee also reviews composite market data from independent published compensation surveys, as noted above, which provides general background information. However, the Committee’s benchmarking analysis focused on data with respect to the peer group of companies named above when making compensation policies and decisions.

Elements of Compensation

Other than with respect to Mr. Kehaya, the core elements of compensation for the Named Executive Officers are described in the following table:

Element	Description	Objective
Base salary (typically 25% - 50% percent of an officer’s target compensation)	Fixed compensation typically set within range of market median	• Provides base economic security at a level consistent with competitive practices

• Reflects role and responsibility of executive

• Affected by individual performance, experience, level of responsibility and future potential.

Annual incentives (typically 25% - 30% of an officer’s target compensation)	Variable cash compensation linked to corporate objectives Actual payment based on performance	• Provides alignment to annual operating and long-term business strategy through corporate objectives

Long-term incentives (typically 20% - 50% of an officer’s target compensation)	Long-term equity compensation For fiscal year 2012, no long-term incentive equity compensation was awarded. However, at the end of fiscal year 2011, premium-priced stock options were granted which were considered grants for fiscal year 2012.	• Provides link to shareholder value creation • Motivates and rewards for financial performance over a sustained period • Fosters retention of key employees

Benefits and Perquisites	Healthcare Life and disability insurance Retirement and pension plans Basic benefit participation offered to other employees	• Ensure employee health, welfare, and retirement needs • Fosters retirement and savings planning • Provides retirement security

Base Salaries

Base salaries serve as the foundation of Alliance One’s compensation program, as the majority of other compensation elements are generally determined as a percentage of base salary. Base salary levels are targeted to approximate the median salary of those presented in the competitive market data. However, an individual’s actual salary may deviate from the market median based on the Committee’s subjective evaluation of a number of factors, including the role and nature of the job relative to market information as well as the individual’s performance, tenure and qualifications. Base salaries are adjusted periodically (typically at the start of the fiscal year), based on competitive market changes, individual and corporate performance, modifications in job responsibilities, the executive’s position within his or her respective salary range and the Committee’s subjective assessment of the executive’s future potential and value to the Company.

During the first quarter of fiscal year 2012, the Committee reviewed the base salary of each of the Named Executive Officers for possible adjustment. In each case, the principles and market data discussed above were considered. After that review, the following adjustments to base salaries were made effective June 1, 2011:

Fiscal Year 2012 Base Salaries
Name	FY2011 Base Salary	FY2012 Base Salary	% Increase
Mark W. Kehaya	n/a	n/a	0%
Robert A. Sheets	$375,000	$425,000	13%
J. Pieter Sikkel	$375,000	$425,000	13%
J. Henry Denny	$310,000	$350,000	13%
William L. O’Quinn, Jr.	$275,000	$275,000	0%

The adjustments to Messrs. Sheets’, Sikkel’s and Denny’s base salaries were made in recognition of their strong performance during the Company’s reorganization in fiscal year 2011. Messrs. Sheets’, Sikkel’s and Denny’s base salaries are at or below the market median when compared to the median salary of those presented in the competitive market data.

Mr. O’Quinn was promoted to Senior Vice President and Corporate Secretary on January 1, 2011, at which time it was anticipated that effective April 1, 2011, he would be named Senior Vice President, Chief Legal Officer and Secretary. As such, Mr. O’Quinn received a base salary increase effective January 1, 2011 to $275,000 in recognition of the promotion and anticipated new position. Consistent with our compensation strategy, Mr. O’Quinn’s base salary was determined based on competitive market data provided by Radford, his new job responsibilities, and the Committee’s subjective assessment of his future potential and value to the Company. Mr. O’Quinn did not receive an additional adjustment and his base salary is at or below the market median when compared to the median salary of those presented in the competitive market data.

As noted above, Mr. Kehaya does not receive a salary from the Company, and pursuant to the Consulting Agreement, the Company has agreed to pay Meriturn $45,375 per month (or, $520,500 per year) for Mr. Kehaya’s services.

Incentives

As noted above under the section entitled “Pay for Performance,” the Committee revised the annual and long-term incentive programs for fiscal year 2012 to strengthen senior management’s alignment with the interest of shareholders and to ensure that the incentive compensation programs continue to align with the core compensation principles and objectives of the Company, while maintaining a cost-effective structure that is designed to drive a true pay-for-performance culture. The goal of both the annual and long-term incentive programs is to provide significant incentive to senior executives to consider both the short-term and long-term impact when making business decisions to strengthen our organization and to position the Company for long-term success in order to deliver added value for our customers and shareholders. Below are details describing the Company’s annual and long-term incentive plans:

Annual Incentives

The purpose of the annual incentive plan is to reward the achievement of key corporate financial and strategic objectives that lead to business growth and increased shareholder value. For fiscal year 2012, the Committee adopted the Annual Incentive Plan (the “AIP”), pursuant to which Named Executive Officers, other than Mr. Kehaya, were eligible for cash bonus awards. Under the AIP, there are two groups with differing performance measures applicable to the respective Named Executive Officers. The Committee, with input from its compensation consultant and management, established and approved the AIP performance measures and corporate goals for the year.

AIP Group One applies to the top three Named Executive Officers, namely Messrs. Sheets, Sikkel and Denny. Group One participants have a target award opportunity of 100% of base salary with absolute target metrics. The target metrics for fiscal year 2012 were consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $300,000,000 and a consolidated leverage ratio of less than 3. For the AIP Group One, EBITDA and consolidated leverage ratio are defined as the meaning given to those terms in the Credit Agreement dated as of July 2, 2009 among the Company, certain of its subsidiaries, the lenders from time to time parties thereto and Deutsche Bank Trust Company Americas, as administrative agent, and such Credit Agreement has been amended and may further be amended from time to time. If both target metrics are achieved, the participants will receive 100% of base salary. If both target metrics are achieved and EBITDA exceeds the $300,000,000 target, the payout ratio will be adjusted upwards on a percentage basis capped at a maximum of 200% of the target award. The Committee, with input from its compensation consultant and management, established and approved the AIP Group One key performance measures and corporate goals, based on the operating strategy and financial plan management presented to the Board prior to the beginning of the fiscal year. The targets established are truly stretch targets and emphasize the Company’s philosophy of shareholder enhancement. In setting the goals, the Committee noted that it is not anticipated that this target will be achieved in the near term. In recognition of this, the Committee anticipates that this goal will remain relatively constant for a period of five years. However, the Committee has the ability to review and revise these targets on an annual basis.

AIP Group Two, in which Mr. O’Quinn is a participant, applies to key managers excluding the Interim CEO and the other top three executives and is based on corporate targets to emphasize the need for our global key managers to work together for the benefit of the entire organization. Participants have a target award opportunity depending on their level of responsibility in the organization. The Committee, with input from its compensation consultant and management, established and approved the AIP Group Two key performance measures and corporate goals, based on the operating strategy and financial plan management presented to the Board prior to the beginning of the fiscal year. For fiscal year 2012, the AIP Group Two performance was measured using an equally weighted combination of (a) consolidated earnings before interest and taxes (“EBIT”), and (b) a consolidated “economic profit” measure based on earnings less the opportunity cost of the net assets employed in the business and after certain adjustments. The Company performance goals are expressed as “threshold,” “target,” and “maximum” objectives for AIP Group Two executives. “Threshold” is the minimum level of performance at which AIP awards begin. Achievement of the “target” goal is rewarded at 100% of the target bonus opportunity. Achievement at “maximum” results in 200% of target bonus opportunity. Performance between “threshold” and “target,” or “target” and “maximum” is interpolated. In order for the AIP Group Two plan to payout, both EBIT and economic profit must trigger at the “Threshold” level or higher. For fiscal year 2012, Mr. O’Quinn’s target award opportunity was 60% of base salary with a maximum payout potential of 120% of base salary. The Company believes that these measures also closely align with shareholder value creation.

For fiscal year 2012, the Committee approved the following Company performance goals for the AIP Group Two:

(000’s)	Threshold	Target	Maximum	FY2012 Actual Results
EBIT (1)	142,400	176,300	268,000	162,299
Economic Profit (Loss) (2)	(85,000)	(52,300)	0	(75,150)

(1)	EBIT is the Company’s consolidated earnings before interest and taxes after certain adjustments for the period.
(2)	Economic Profit is the consolidated earnings before interest and taxes after certain adjustments, minus a capital charge multiplied by average funds employed.

The Committee maintains discretion to reduce the payment amounts for annual incentives awards under the AIP if the performance targets are achieved.

For fiscal year 2012, for AIP Group One, the Company’s EBITDA and consolidated leverage ratio were below the thresholds set by the Committee. Therefore, AIP Group One received no awards under the plan. For fiscal year 2012, for AIP Group Two, the Company achieved 58.7% of the EBIT target and 30.1% of the economic profit target. Based on these results, the combined payout achievement of both financial metrics supports the pay-for-performance philosophy and resulted in a payout for Mr. O’Quinn of 44.4% of his target award opportunity. The 2012 AIP award opportunities and the actual annual incentive award payouts for each of the Named Executive Officers are presented below:

FY2012 AIP Awards
Name	AIP Target Opportunity (%)	AIP Target Opportunity ($)	AIP Maximum Opportunity ($)	AIP Actual Award ($)
Mark. W. Kehaya	n/a	n/a	n/a	n/a
Robert A. Sheets(1)	100%	$416,667	$833,334	$0
J. Pieter Sikkel(1)	100%	$416,667	$833,334	$0
J. Henry Denny(1)	100%	$343,333	$686,666	$0
William L. O’Quinn, Jr.	60%	$165,000	$330,000	$73,278

(1)	Messrs. Sheets, Sikkel and Denny received base salary increases effective June 1, 2011. Their annual incentive compensation opportunities were prorated to reflect the change in base salary.

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of the Named Executive Officers’ compensation. The purpose of long-term incentive compensation is to build share ownership among key employees and to closely align the interests of management and shareholders by creating a long-term view of performance and value creation.

In August 2011, the shareholders approved the Alliance One International, Inc. Amended and Restated 2007 Incentive Plan (the “2007 Incentive Plan”). The Committee administers this plan as the principal means to provide long-term incentives to the Company’s executive officers and certain other officers and key employees, and in doing so, annually monitors the overall dilution level and run-rate of shares issued under the plan. All equity grants are approved by the Committee before being issued. The Company does not time or plan to time its release of material non-public information for the purpose of affecting the value of executive compensation.

In fiscal year 2012, there were no long-term incentives awarded. However, as detailed in the Company’s fiscal year 2011 proxy statement, the Committee approved the grant of non-qualified stock options awarded with a strike price substantially above the market price of the Company’s stock at the time of grant to certain executive and senior officers of the Company on March 24, 2011 as fiscal year 2012 long-term incentive plan awards.

In fiscal year 2011, the Company awarded performance-contingent share units to the then executive and senior officers of the Company, which did not then include Mr. Kehaya. The performance share unit awards are to be earned if certain cumulative company-wide performance criteria are met over a three-year performance period ending March 31, 2013. The performance measure used for the fiscal year 2011 performance-contingent share unit awards is based on a performance matrix comprised of the Company’s EBITDA and net debt at the end of the performance periods. EBITDA for this purpose means the term in the credit agreement dated July 2, 2009 among the Company, certain of its subsidiaries, the lenders from time to time parties thereto, and Deutsche Bank Trust Company Americas, as administrative agent, as such credit agreement has been amended and may further be amended from time to time, with any adjustments as may be determined by the Committee in its sole and absolute discretion, regardless of whether any such adjustment increase or decreases EBITDA as would otherwise be determined at the end of the performance period. Net debt for this purpose means the sum of the Company’s consolidated long-term debt, current maturities of long-term debt and notes payable to banks minus the Company’s consolidated cash and cash equivalents at the end of the performance period.

The performance-contingent share unit awards earned will depend on the Company’s performance for three separate performance periods—the fiscal year ended March 31, 2011, the two fiscal-year period ending March 31, 2012 and the three fiscal-year period ending March 31, 2013—against a performance matrix of cumulative EBITDA for the period and net debt at period end. No performance share unit awards were earned for the one-year performance period ended March 31, 2011. If performance is sufficient to register on the matrix for the two fiscal-year period ended March 31, 2012, the company would pay out one-sixth of the award earned on the performance matrix (i.e., one-half of one-third of the total award) for that performance period. Any shares earned, net of taxes, must be held until the end of the three-year performance period and the final award earned will be net of any interim awards earned. The Committee, in its discretion, may adjust the number of performance-contingent share unit awards earned in recognition of other performance factors that the Committee deems relevant.

The performance matrix is designed to reflect a probability of success and level of difficulty for meeting the goals. There is a risk that no shares will be earned or vest at all or will be earned or vest at less than 100% of the target amount. These performance criteria were set by the Committee in October 2010 to encourage performance by executive officers and to achieve the Compensation Committee’s compensation objectives. Based on EBITDA and net debt levels for and at the end of fiscal year 2012, no shares vested under the performance-contingent share unit awards for fiscal year 2012.

Stock Ownership Guidelines

Executive officers are subject to minimum stock ownership guidelines. The guidelines call for the Chief Executive Officer to own at least 250,000 shares, the President and Executive Vice Presidents to own at least 100,000 shares, and Senior Vice Presidents to own at least 50,000 shares within five years of their appointment as an executive officer. Two of the Named Executive Officers have met their guidelines, while the remaining three Named Executive Officers have been executive officers for less than five years and are each making progress towards reaching the threshold established by the guidelines as illustrated in the table below:

Name	Ownership Guidelines	# Shares Owned as of 3/31/2012
Mark W. Kehaya	250,000	3,929,482
Robert A. Sheets	100,000	125,507
J. Pieter Sikkel	100,000	96,000
J. Henry Denny	100,000	91,834
William L. O’Quinn, Jr.	50,000	34,071

Clawback in the Event of Prohibited Activity

The Company’s long-term incentive award grant agreements include a recoupment or “clawback” provision. The purpose of the clawback provision is to permit the Committee, in its discretion, to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any earned or unearned long-term incentive awards, and potentially to recover damages or adjust awards, in the event the Committee determines that a participant in the long-term incentive plan has engaged in defined prohibited activity, including without limitation violation of the Company’s Code of Business Conduct and/or any law that injures or damages the business reputation or prospects of the Company, or intentional misconduct that causes or materially contributes to a substantial restatement of the Company’s financial statements.

Other Benefits and Perquisites for the Named Executive Officers

As part of its total compensation package, Alliance One provides Named Executive Officers, other than Mr. Kehaya, with the same benefit package available to all salaried employees. The benefits package includes a cash balance pension plan and a qualified 401(k) plan. Named Executive Officers participate in these plans on the same terms as other salaried employees. The ability of Named Executive Officers to participate fully in these plans is limited under

Internal Revenue Code and ERISA requirements. In fiscal year 2008, as a part of its review of the Company’s non-qualified pension plans, the Committee engaged Mercer (US) Inc.’s Retirement Planning Group to undertake a market study of these plans. The Mercer study determined that the existing plans were above market and therefore to align these plans with the Company’s compensation philosophy, the Committee froze these existing defined benefit nonqualified restoration plans (the AOI Supplemental Executive Retirement Plan and the Pension Equity Plan) and replaced these enhanced pension benefit plans with a nonqualified defined contribution pension plan (SRAP) resulting in generally lower but consistent benefit levels that the Company believes are market competitive and cost effective. The Named Executive Officers, with the exception of Mr. Kehaya, are participants in the SRAP.

Alliance One provides other limited perquisites which are generally provided through the Company’s relocation and mobility policies. These policies are intended to facilitate the movement of company personnel around the globe to meet critical staffing needs and may allow for gross-up adjustments on certain compensation and benefits provided under the policies. The Committee believes market-based relocation and international mobility policies are important for an international company with a presence in over 30 countries and employees that are frequently asked to move to other locations.

Employment and Consulting Agreements

On March 25, 2011, the Company entered into a Consulting Agreement with Meriturn Partners, LLC (“Meriturn”) and Mark Kehaya to provide the terms and conditions for the provision of the services of Mr. Kehaya as a consultant and interim Chief Executive Officer of the Company. The Consulting Agreement provides that it is effective as of December 1, 2010 and that Mr. Kehaya’s services as consultant and interim Chief Executive Officer are effective as of December 14, 2010. The Consulting Agreement has a term of 12 months, which term automatically renews for successive three-month periods unless any party gives notice in writing 30 days prior to the scheduled expiration. Pursuant to the Consulting Agreement, the Company has agreed to pay Meriturn $45,375 per month for Mr. Kehaya’s services.

During fiscal year 2012, the Company entered into an employment agreement with Mr. Sikkel. This contract generally addresses Mr. Sikkel’s role and responsibilities as well as his rights to compensation and benefits. This contract also contains termination provisions and related compensation in the event of a change in control, severance, and involuntary termination. Mr. Sikkel’s contract was entered into on March 26, 2012, was effective as of December 1, 2011 and is described below in greater detail under the section entitled “Potential Payments Upon Termination or Change-in-Control - Employment Agreements.”

Severance Agreements and Change in Control (“CIC”) Policy

The Company does not have any change in control agreements, with the exception of those change-in-control provisions included as components of the employment agreement with Mr. Sikkel. The Committee does not currently intend to use employment or change-in-control agreements as a compensation tool or benefit, but may do so should a change in facts and circumstances warrant a change in this policy.

Tax and Accounting Considerations

The Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Alliance One and the Committee intend to administer the compensation plans in a manner that maintains an appropriate cost structure and is aligned with shareholder interests.

Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers, unless the compensation is based on objectively determined performance criteria pursuant to a plan approved by shareholders. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). Although the Committee has structured the compensation program for executive officers based on various performance criteria as described above, certain aspects of the program do not comply with the requirements for deductibility under Section 162(m). The Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive officer’s performance. The Committee believes that the achievement of Alliance One’s general compensation policies and objectives, which it believes requires this flexibility, best serves shareholders’ interests.

Fiscal Year 2013 Compensation Planning

The Committee continues to work with Radford in reviewing Alliance One’s compensation programs and has determined that in light of the Company’s strategic goals and operating strategy, the annual and long-term incentive plan design changes enacted in fiscal year 2012 continue to support the ultimate goal of driving shareholder value. Therefore, no substantial changes are anticipated for fiscal year 2013.

As such, on April 17, 2012, the Committee awarded non-qualified stock options with a strike price of $6.00 per share, which was substantially above the closing market price of the Company’s stock at $3.45 at the time of grant for senior executives, including the Named Executive Officers, as fiscal year 2013 long-term incentive plan awards. The Committee continues to believe that the above-market price option grants create a stronger link between pay and performance while providing incentive for key employees to grow share price, providing added value for our shareholders.

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Executive Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee:

Nigel G. Howard, Chairman

C. Richard Green

John M. Hines

Joseph L. Lanier, Jr.

Executive Compensation Tables

The following tables reflect the compensation for the Named Executive Officers who were serving as such during the most recent fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards(1) ($)		Option Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)		Change in Pension Value and NQ Deferred Compensation Earnings(4) ($)		All Other Compensation(5) ($)		Total ($)
Mark W. Kehaya (6) Chairman and Interim Chief Executive Officer	2012 2011	$ $	544,500 181,500	$	n/a 53,106		n/a n/a		n/a n/a		n/a n/a	$ $	0 49,792	$ $	544,500 284,398

Robert A. Sheets Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2012 2011 2010	$ $ $	416,667 356,250 350,000	$ $	n/a 734,400 432,477	$	n/a 977,008 n/a	$ $ $	0 0 401,915	$ $ $	42,583 28,712 44,140	$ $ $	4,083 3,625 5,100	$ $ $	463,333 2,099,995 1,233,632

J. Pieter Sikkel President	2012 2011 2010	$ $ $	416,667 330,000 315,000	$ $	n/a 674,730 311,406	$	n/a 977,008 n/a	$ $ $	0 0 340,200	$ $ $	16,973 11,640 11,141	$ $ $	111,732 206,035 301,131	$ $ $	545,372 2,199,413 1,278,878

J. Henry Denny Executive Vice President - Global Operations	2012 2011 2010	$ $ $	343,333 300,000 283,570	$ $	n/a 674,730 244,938	$	n/a 683,906 n/a	$ $ $	0 0 294,102	$ $	208,640 105,324 n/a	$ $ $	41,150 94,204 5,225	$ $ $	593,123 1,858,164 827,835

William L. O’Quinn, Jr. (7) Senior Vice-President, Chief Legal Officer and Secretary	2012		$275,000		n/a		n/a		$73,278		$10,571		$4,900		363749

(1)	No stock awards were made during fiscal year 2012.

(2)	No option awards were made during fiscal year 2012.
(3)	Includes the payment of performance-based annual cash incentive awards to the Named Executive Officer pursuant to the Annual Incentive Plan (“AIP”) for services performed during fiscal year 2012 and the former Management Incentive Plan (“MIP”) for services performed during fiscal years 2011 and 2010, respectively.
(4)	Reflects the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated pension benefits in fiscal years 2012, 2011 and 2010. See the “Pension Benefits Table” for additional information. None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal years 2012, 2011 or 2010, respectively.
(5)	The following table lists all amounts included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2012:

Name	401(k) Company Match(a)	Relocation Expenses (b)	Tax Reimbursement Payments(c)	Other Perquisites or Payments (d)	Total
Mark W. Kehaya	$0	$0	$0	$0	$0
Robert A. Sheets	$4,083	$0	$0	$0	$4,083
J. Pieter Sikkel	$5,150	$0	$95,392	$11,190	$111,732
J. Henry Denny	$5,150	$36,000	$0	$0	$41,150
William L. O’Quinn, Jr.	$4,900	$0	$0	$0	$4,900

(a)	Company matching contributions allocated to the Named Executive Officer account pursuant to the Alliance One Savings and Profit Sharing Plan.
(b)	Reflects a housing allowance in the amount of $36,000 paid to Mr. Denny in connection with his relocation to Corporate Headquarters due to his promotion to Executive Vice President – Global Operations in July 2009.
(c)	Reflects tax gross up on compensation provided to or taxes paid directly on behalf of Mr. Sikkel per the Company’s tax equalization policy, as provided in the Company’s international mobility policies, relating to the international transfer of Mr. Sikkel in 2008.
(d)	Reflects the payment $8,210 for legal expenses incurred for Mr. Sikkel for the legal review of his employment agreement executed March 26, 2012 and $2,980 for tax guidance and preparation as provided in his employment agreement.

(6)	Mr. Kehaya was named Chairman and interim Chief Executive Officer on December 14, 2010. Effective December 1, 2010, the Company entered into a consulting agreement with Meriturn Partners, LLC and Mr. Kehaya as a consultant and interim Chief Executive Officer of the Company. Mr. Kehaya is a partner with Meriturn. Per the consulting agreement, the Company has agreed to pay Meriturn $45,375 per month for Mr. Kehaya’s services. The amount shown in the Salary column is the amount Meriturn was paid during the fiscal year for Mr. Kehaya’s services.
(7)	Mr. O’Quinn was named Senior Vice-President, Chief Legal Officer and Secretary on April 1, 2011.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards to the Named Executive Officers in fiscal year 2012.

Grants of Plan Based Awards for FY2012
								All Other Stock Awards(2)	All Other Option Awards(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/sh)	($/sh)
Mark W. Kehaya	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Robert A. Sheets	4/1/2012	$0	$416,667	$833,334	n/a	n/a	n/a	n/a	n/a	n/a	n/a
J. Pieter Sikkel	4/1/2012	$0	$416,667	$833,334	n/a	n/a	n/a	n/a	n/a	n/a	n/a
J. Henry Denny	4/1/2012	$0	$343,333	$686,666	n/a	n/a	n/a	n/a	n/a	n/a	n/a
William L. O’Quinn, Jr.	4/1/2012	$0	$165,000	$330,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	The amounts in the threshold, target and maximum columns represent the potential amounts that were payable based on the AIP targets and goals approved by the Committee. For Messrs. Sheets, Sikkel and Denny, at the time the targets were set, the Committee did not expect there to be any payout for fiscal year 2012. See the section entitled “Compensation Discussion and Analysis—Incentives—Annual Incentives” for additional information.
(2)	No Equity Incentive Plan Awards, Stock Awards or Option Awards were granted during fiscal year 2012.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding unexercised stock options and granted but unvested restricted stock awards held by the Named Executive Officers at March 31, 2012:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (1) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1) ($)
Mark W. Kehaya	4,500	0		$6.3000	8/13/2012
	4,500	0		$5.8000	6/11/2013
Robert A. Sheets	100,000	400,000	(2)	$6.0000	3/24/2021
						41,667	$157,085	(3)
						17,500	$65,975	(4)
									83,333	$314,165	(5)
J. Pieter Sikkel	1,500	0		$5.8000	6/11/2013
	11,250	0		$3.9600	8/30/2015
	15,000	0		$3.9400	8/17/2016
	49,000	0		$7.4800	8/16/2017
	100,000	400,000	(2)	$6.0000	3/24/2021
						40,000	$150,800	(3)
						13,500	$50,895	(4)
									80,000	$301,600	(5)
J. Henry Denny	17,500	0		$6.2500	8/26/2012
	17,500	0		$6.9500	8/26/2013
	10,000	0		$6.4500	11/10/2014
	2,500	0		$3.9600	8/30/2015
	15,000	0		$3.9400	8/17/2016
	28,000	0		$7.4800	8/16/2017
	70,000	280,000	(2)	$6.0000	3/24/2021
						40,000	$150,800	(3)
						13,500	$50,895	(4)
									80,000	$301,600	(5)
William L. O’Quinn, Jr.	5,000	0		$3.9600	8/30/2015
	5,000	0		$3.9400	8/17/2016
	14,300	0		$7.4800	8/16/2017
	20,000	80,000	(2)	$6.0000	3/24/2021
						5,000	$18,850	(6)
						5,500	$20,735	(3)
						925	$3,487	(4)
						12,333	$46,495	(7)
									5,500	$20,735	(5)
									24,667	$92,995	(5)

(1)	The market value of stock awards is based on the closing price of Alliance One common stock on March 30, 2012, which was $3.77 per share.
(2)	Premium-priced non-qualified stock option awards granted March 24, 2011. Awards vest 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(3)	Restricted stock units granted on October 18, 2010. Awards vest on October 18, 2013.
(4)	Restricted stock units granted on October 18, 2010. Awards vest 25% on October 18, 2012 and 25% on October 18, 2013.
(5)	Performance-contingent share unit awards granted on October 18, 2010. The total number of shares to be earned under the award will be determined at the completion of the performance periods under the award. For purposes of the number of shares to be reported, as well as for purposes of computing the market value of the award, we have assumed that target performance level has been achieved. Mr. O’Quinn received an additional performance-contingent share unit award on February 9, 2011 in connection with his promotion to Senior Vice President and Corporate Secretary on January 1, 2011. This additional award has the same conditions as the awards granted on October 18, 2010. For additional information see the section entitled “Compensation Discussion and Analysis—Incentives—Long-Term Incentive Compensation.”
(6)	Restricted Shares granted on June 18, 2009. Award vests on June 18, 2012. Upon vesting, 100% of the awards, net of taxes, must be held until the earliest of (a) reaching age 60, (b) termination of employment, or (c) seven years from the date of vesting.
(7)	Restricted stock units granted on February 9, 2011 in connection with Mr. O’Quinn’s promotion to Senior Vice President and Corporate Secretary on January 1, 2011. Award vests on February 9, 2014.

Option Exercises and Stock Vested Table

The following table summarizes information for the Named Executive Officers with respect to stock option exercises and the vesting of restricted shares and performance shares for fiscal year 2012.

Option Exercises and Stock Vested
	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($) (3)
Mark W. Kehaya	0	$0	15,900	$51,039
Robert A. Sheets	0	$0	17,500	$45,150
J. Pieter Sikkel	0	$0	13,500	$34,830
J. Henry Denny	0	$0	13,500	$34,830
William L. O’Quinn, Jr.	0	$0	5,425	$17,192

(1)	Share vesting and dollar value reflect amounts on a pre-tax basis. The plans under which the shares were granted permit the withholding of shares upon vesting to pay applicable income taxes.
(2)	With respect to Mr. Kehaya, the reported shares vesting were pursuant to a restricted stock award made in fiscal year 2011 in connection with his service as a non-employee director.
(3)	Calculated by multiplying the number of shares vesting by the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation Table

The following table presents information on the Company’s deferred compensation program, which provides for the deferral of compensation earned by the Named Executive Officers on a basis that is not tax qualified, as of March 31, 2012.

Nonqualified Deferred Compensation (1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
Mark W. Kehaya(3)	n/a	n/a	n/a	n/a
Robert A. Sheets	$0	$31,250	$9,493	$226,526
J. Pieter Sikkel(4)	$0	$31,250	$11,195	$311,352
J. Henry Denny	$0	$25,750	$8,339	$197,280
William L. O’Quinn, Jr.	$0	$14,865	$382	$22,724

(1)	During fiscal year 2012 Messrs. Sheets, Sikkel, Denny and O’Quinn were participants in the Alliance One International, Inc. Supplemental Retirement Account Plan (the “AOI SRAP”), established April 1, 2007. The Plan is a non-qualified defined contribution supplemental retirement plan established to provide deferred compensation for a select group of management. Benefits under the AOI SRAP are based on a hypothetical bookkeeping account established for each participant. Each fiscal year, company credits and interest credits are added to the account. The company credit is equal to a specified percentage of base salary and annual incentive compensation paid to the participant during the fiscal year. For fiscal year 2012, the company credit for Messrs. Sheets, Sikkel and Denny was 7.5%. Mr. O’Quinn’s company credit was 5%. The interest credit each fiscal year is equal to the beginning account balance times the Moody’s Aa Corporate Bond Yield Average as of the beginning of the fiscal year. However, the interest crediting rate cannot exceed 120% of the applicable federal long-term rate prescribed by the Secretary of Treasury for the first month of the fiscal year. For fiscal year 2012, the interest crediting rate was 5.11%.

Each participant becomes vested in his AOI SRAP benefit after five years of service, whether or not the service is consecutive. Each of the Named Executive Officers is vested in the AOI SRAP benefit. However, a participant who is terminated for cause will forfeit any benefits otherwise payable under the AOI SRAP. Participants must also comply with a non-compete following termination of employment. A participant who violates the non-compete will forfeit all benefits under the AOI SRAP. However, the non-compete provision will not apply after a change in control.

Vested benefits are payable in 120 equal monthly installments starting in the seventh month following separation from service, unless the final account balance is less than $100,000, in which case the benefit will be payable in a lump-sum. The monthly installment amount is based on the final account balance plus interest at the AOI SRAP’s applicable interest crediting rate for the year. If the participant dies, unpaid installments are payable to the employee’s designated beneficiary.

(2)	None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal year 2012.
(3)	Mr. Kehaya is not a participant in any non-qualified deferred compensation plan with the Company.
(4)	Mr. Sikkel also has a vested balance in the Alliance One International, Inc. Global Pension Plan (the “AOI GPP”). The AOI GPP is a defined contribution pension plan established by the Company for certain international employees. Mr. Sikkel has not been an active participant in the AOI GPP since he transferred to the US in 2008. He no longer receives Company contributions, nor can he make contributions to the plan. Mr. Sikkel directs the investments in his account and bears complete investment risk. Mr. Sikkel’s amount in the column “Aggregate Earnings in Last FY” consists of $10,786 earned in the AOI SRAP and $409 in the AOI GPP. His amount in the column “Aggregate Balance at Last FYE” consists of $253,120 in the AOI SRAP and $58,231 in the AOI GPP.

Pension Benefits Table

The following defined terms are used in the disclosure regarding pension benefits in this section:

“AOI Pension Plan” refers to the Alliance One International, Inc. Pension Plan

“AOI PEP” refers to the Alliance One International, Inc. Pension Equity Plan

“AOI SERP” refers to the Alliance One International, Inc. Supplemental Executive Retirement Plan

“SCC SERP” refers to the Standard Commercial Corporation Supplemental Retirement Plan

The following presents information as of March 31, 2012 concerning each of the Company’s defined benefit plans that provide for payments to be made to the Named Executive Officers at, following or in connection with retirement.

Pension Benefits
Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c )	Present Value of Accumulated Benefit ($) (1) (d)	Payments During Last Fiscal Year ($) (e)
Mark W. Kehaya (6)	n/a
Robert A. Sheets (7)	AOI Pension Plan (2)	13.75	219,999	0
	SCC SERP (3)	9.75	40,970	0

			260,969	0
J. Pieter Sikkel	AOI Pension Plan (2)	4.83	49,211	0

			49,211	0
J. Henry Denny	AOI Pension Plan (2)	38.83	433,470	0
	AOI SERP(4)	33.83	379,918	0
	AOI PEP(5)	33.83	1,115,155	0

			1,928,543	0
William L. O’Quinn, Jr.	AOI Pension Plan (2)	6.67	33,493	0

			33,493	0

(1)	Pension benefits shown in the above table were determined using the methodology and material assumptions described in Note 13 of Notes to Consolidated Financial Statements included in Alliance One’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, except as described in the footnotes below.
(2)	Present values for the AOI Pension Plan have been determined by assuming a retirement age of 65 (the normal retirement age specified in the Pension Plan).
(3)	The SCC SERP was frozen as of December 31, 2005. The present value calculations are based on the frozen benefit, assuming a retirement age of 65 (the normal retirement age specified in the SCC SERP).
(4)	The AOI SERP was frozen as of March 31, 2007. Present values for the net AOI SERP benefits have been determined by assuming a retirement age of 65 (the normal retirement age specified in the AOI SERP). The accumulated AOI SERP benefit as of March 31, 2012 is based on compensation and service through March 31, 2007 and the value of offsetting benefits (such as the AOI Pension Plan and the AOI PEP), determined as of March 31, 2012.
(5)	The AOI PEP was frozen as of March 31, 2007. The present value for the net AOI PEP benefit has been determined by assuming a retirement age of 60 (the normal retirement age specified in the AOI PEP). The accumulated AOI PEP benefit as of March 31, 2012 is based on compensation and service through March 31, 2007 and the value of offsetting benefits (such as the AOI Pension Plan) determined as of March 31, 2012.
(6)	Mr. Kehaya is not a participant in any pension plan.
(7)	Prior to terminating employment with the Company July 1, 2005, Mr. Sheets was a vested participant in the Standard Commercial Corporation Pension Plan (the “SCC Plan”). The AOI Pension Plan provides that a terminated vested participant in the SCC Plan who resumes employment after the SCC Plan was merged into the AOI Pension Plan will receive vesting, eligibility and benefit accrual credit for years of service while in the SCC Plan. As such, Mr. Sheets’ credited service in the AOI Pension Plan includes his years of service in the SCC Plan.

Plan Summaries/Provisions

Alliance One International, Inc. Pension Plan

The Alliance One International, Inc. Pension Plan (the “AOI Pension Plan”) is a funded and tax-qualified defined benefit pension plan that provides benefits under a “cash balance” formula. Under this formula, pension benefits are based on the participant’s notional account balance. As of the last day of each calendar year, the participant’s notional account balance is credited with a notional retirement credit equal to a percentage of eligible compensation for the year. The percentage is based on the participant’s age and years of total service with AOI or one of its subsidiaries, as follows:

Age plus Service	Retirement Credit
Under 40	3.5%
40-49	4.0%
50-59	5.0%
60-69	6.0%
70-79	7.0%
80 or more	8.0%

As of March 31, 2012, combined age and credited service for Messrs. Sheets, Sikkel, Denny and O’Quinn equaled 71, 76, 100 and 50 respectively.

Eligible compensation generally includes all taxable earnings paid in cash plus the participant’s pre-tax 401(k) and cafeteria plan contributions for the year. However, eligible compensation does not include commissions and extra pay for foreign service. In addition, compensation in excess of the applicable IRS limit ($250,000 for calendar year 2012) is ignored.

The participant’s notional account balance is also credited with annual interest credits. The annual interest crediting rate for each calendar year is equal to the average rate paid on One Year Treasury Constant Maturity Bonds for the month of November in the preceding year, plus 1%. The interest crediting rate for calendar year 2012 is 1.11%.

As of March 31, 2012, the Alliance One Pension Plan covered all full-time, salaried employees of Alliance One and its subsidiaries who have completed 30 days of employment. Benefits earned under the AOI Pension Plan vest after three years of service with at least one hour of service on or after January 1, 2008 or upon attaining age 65 while actively employed.

A terminated participant may elect to receive the actuarially equivalent value of his or her vested accrued benefit in the form of a lump sum payment or an immediate or deferred annuity commencing at any time following termination of employment.

The Alliance One Pension Plan preserves certain early retirement rights for participants whose benefits include benefits earned under pension plans merged into the Alliance One Pension Plan. These provisions will not have a material affect on benefit payments for any of the Named Executive Officers.

Alliance One International, Inc. Pension Equity Plan

The Alliance One International, Inc. Pension Equity Plan (the “AOI PEP”) was amended and restated on March 30, 2007. The AOI PEP is an unfunded, nonqualified pension plan for selected current and former management employees. The AOI PEP provides an annual retirement allowance equal to 1.1% of the employee’s credited service multiplied by the employee’s final average compensation. Benefits payable to an employee under the AOI PEP are offset by all or a portion of the retirement benefits payable to the employee under certain other arrangements, including the Company’s domestic and foreign pension plans.

Under the AOI PEP, final average compensation is defined as the highest average of five consecutive fiscal years’ cash compensation during the ten preceding fiscal years. Compensation does not include commissions, extra pay for foreign service, amounts paid as special incentive bonuses in connection with the Merger, or severance benefits. Under the AOI PEP, final average compensation was frozen as of March 31, 2007. However, the value of the offsetting benefits is not frozen, and will not be determined until the employee’s termination of employment.

Credited service is the employee’s total period of service with the Company plus future service the employee would earn if he remained employed with the Company until age 65.

An employee will vest in his full AOI PEP benefit by remaining employed with the Company until the earlier of March 31, 2012, or the AOI PEP normal retirement date. The AOI PEP normal retirement date is the date the employee attains age 60 and the sum of his age and years of service equals at least 85. If the employee had the title of Senior Vice President or above with DIMON (or one of its predecessor companies) prior to July 1, 1995, the employee’s AOI PEP normal retirement date is the date the employee attains age 55 and the sum of his age and years of service equals at least 85. An employee who terminates before full vesting but after a change in control is entitled to a pro-rated benefit. However, an employee who is terminated for cause will forfeit any benefits otherwise payable under the AOI PEP.

An unmarried employee will receive his vested AOI PEP retirement allowance in the form of a life annuity with monthly payments starting on his AOI PEP normal retirement date (or actual retirement date, if later). If the employee is married, he will begin receiving his vested AOI PEP retirement allowance at the same time as an unmarried plan participant, but in the form of an actuarially equivalent joint and 50% survivor annuity with the spouse as the contingent annuitant. Any amounts payable within six months after the retired employee’s separation from service will be withheld and paid, with interest, in the seventh month after separation.

If a married employee dies before retirement but after satisfying the AOI PEP’s vesting provisions (or after age 50, if earlier), his surviving spouse will receive a death benefit equal to the survivor benefit the spouse would have received if the employee had survived and started receiving benefits under a joint and 50% survivor annuity.

As of March 31, 2012, Mr. Denny was a participant in the AOI PEP. Messrs. Kehaya, Sheets, Sikkel and O’Quinn are not participants in the AOI PEP.

Alliance One International, Inc. Supplemental Executive Retirement Plan

The Alliance One International, Inc. Supplemental Executive Retirement Plan (the “AOI SERP”) was amended and restated on March 30, 2007. The AOI SERP is an unfunded, nonqualified pension plan for selected current and former management employees. The AOI SERP provides an annual retirement benefit equal to 50 percent of the employee’s final average compensation. Benefits payable to an employee under the AOI SERP are offset by all or a portion of the retirement benefits payable to the employee under certain other arrangements, including the Company’s domestic and foreign pension plans, social security-type programs of foreign countries, and profit-sharing accounts originally funded by a Company predecessor. AOI SERP benefits are also offset by supplemental retirement benefits payable under the terms of an employment agreement, unless the terms of an employment agreement provide otherwise.

Under the AOI SERP, final average compensation is defined as the average of the three highest fiscal years’ cash compensation during the ten preceding fiscal years. Compensation does not include commissions, extra pay for foreign service, amounts paid as special incentive bonuses in connection with the merger of Standard Commercial Corporation and DIMON Incorporated, or severance benefits. Under the AOI SERP, the employee’s final average compensation is frozen as of March 31, 2007. However, the value of the offsetting benefits is not frozen, and will not be determined until the employee’s termination of employment.

An employee will vest in his full AOI SERP benefit by remaining employed with the Company until the earlier of March 31, 2012, or the date the employee has attained age 60 and the sum of his age and years of service equal at least 80. An employee who terminates before full vesting but after a change in control is entitled to a pro-rated benefit. However, an employee who is terminated for cause will forfeit any benefits otherwise payable under the AOI SERP. Prior to a change in control, an employee’s benefits are also subject to forfeiture if the employee violates the AOI SERP’s non-compete provisions.

The vested AOI SERP benefit is payable in the form of an annuity for the life of the retired employee, with monthly payments commencing at age 65 (or actual retirement if later). However, any amounts payable within six months after the retired employee’s separation from service will be withheld and paid, with interest, in the seventh month after separation.

If the retired employee is married when AOI SERP benefit payments begin and his spouse survives him, his surviving spouse will receive monthly payments for her life in an amount equal to 50 percent of the monthly payments the retired employee was receiving. If a married employee dies before retirement but after satisfying the AOI SERP’s vesting provisions (or after age 50, if earlier), his surviving spouse will receive a pre-retirement death benefit equivalent in value to the 50 percent survivor benefit the spouse would have received if the employee had survived to age 65.

As of March 31, 2012, Mr. Denny was a participant in the AOI SERP. Messrs. Kehaya, Sheets, Sikkel and O’Quinn are not participants in the AOI SERP.

Standard Commercial Corporation Supplemental Retirement Plan

The Standard Commercial Corporation Supplemental Retirement Plan (the “SCC SERP”) provided benefits that would otherwise have been provided under Standard Commercial Corporation’s tax-qualified pension plan but for Internal Revenue Code limitations on amounts which could be paid out of a tax-qualified plan. Benefits under the SCC SERP were frozen as of December 31, 2005.

As of March 31, 2012, Mr. Sheets was a participant in the SCC SERP. Messrs. Kehaya, Sikkel, Denny and O’Quinn are not participants in the SCC SERP.

Potential Payments Upon Termination or Change-in-Control

The following table presents the information on certain potential payments and benefits the Named Executive Officers would be entitled to receive on account of their termination of employment, assuming that their employment had been terminated on March 31, 2012 under the listed scenarios.

The table includes the value of termination benefits payable under employment agreements, nonvested equity awards, the AOI SERP, the AOI PEP and the SCC SERP. Except as specifically noted, the table does not include the value of benefits payable under the Alliance One International, Inc. Pension Plan or group insurance programs, or benefits that might be realized upon the Named Executive Officers’ exercise of equity awards that were vested as of March 31, 2012.

		Termination Scenario
Name	Benefit	Voluntary Termination without Good Reason	Disabilty	Death	Termination following Change-in- Control (1)	Involuntary Termination with Cause	Involuntary Termination without Cause (2)
Mark W. Kehaya (3)		n/a	n/a	n/a	n/a	n/a	n/a

		$0	$0	$0	$0	$0	$0

Robert A. Sheets	Severance or Salary Continuation Payments	n/a	n/a	n/a	n/a	n/a	n/a
	Stock Options (4)	n/a	n/a	n/a	n/a	n/a	n/a
	Restricted Stock Units (5)	n/a	$223,060	$223,060	$223,060	n/a	$95,036
	Performance Share Units (6)	n/a	n/a	n/a	n/a	n/a	n/a
	SCC SERP (7)	$40,970	$40,970	$36,279	$40,970	$40,970	$40,970
	Welfare Benefits (8)	n/a	n/a	n/a	n/a	n/a	n/a

		$40,970	$264,030	$259,339	$264,030	$40,970	$136,006

J. Pieter Sikkel	Severance or Salary Continuation Payments (9)	$0	$425,021	$0	$850,000	$0	$850,000
	Stock Options (4)	n/a	n/a	n/a	n/a	n/a	n/a
	Restricted Stock Units (5)	n/a	$201,695	$201,695	$201,695	n/a	$88,124
	Performance Share Units (6)	n/a	n/a	n/a	n/a	n/a	n/a
	Welfare Benefits (8)	$0	$23,778	$0	$31,704	$0	$31,704

		$0	$650,494	$201,695	$1,083,399	$0	$969,828

J. Henry Denny	Severance or Salary Continuation Payments	n/a	n/a	n/a	n/a	n/a	n/a
	Stock Options (4)	n/a	n/a	n/a	n/a	n/a	n/a
	Restricted Stock Units (5)	n/a	$201,695	$201,695	$201,695	n/a	$88,124
	Performance Share Units (6)	n/a	n/a	n/a	n/a	n/a	n/a
	AOI PEP (7)	$1,129,866	$1,129,866	$564,668	$1,129,866	$0	$1,129,866
	AOI SERP (7)	$382,787	$382,787	$191,633	$382,787	$0	$382,787
	Welfare Benefits (8)	n/a	n/a	n/a	n/a	n/a	n/a

		$1,512,653	$1,714,348	$957,996	$1,714,348	$0	$1,600,777

William L. O’Quinn, Jr.	Severance or Salary Continuation Payments	n/a	n/a	n/a	n/a	n/a	n/a
	Stock Options (4)	n/a	n/a	n/a	n/a	n/a	n/a
	Restricted Stock Units (5)	n/a	$70,718	$70,718	$70,718	n/a	$29,321
	Restricted Stock Awards (10)	n/a	$18,850	$18,850	$18,850	n/a	$29,321
	Performance Share Units (6)	n/a	n/a	n/a	n/a	n/a	n/a
	Welfare Benefits (8)	n/a	n/a	n/a	n/a	n/a	n/a

		$0	$89,568	$89,568	$89,568	$0	$58,642

(1)	Amounts shown in this column represent benefits payable in the event of the Named Executive Officer’s termination following a change in control, provided that the termination is either a voluntary termination by the Named Executive Officer for good reason, or an involuntary termination by Alliance One without cause.

(2)	Amounts reflect benefits payable in the absence of a change in control.
(3)	Mr. Kehaya is not entitled to any termination payments or benefits.
(4)	Stock option values are estimated based on the closing price of Alliance One stock on March 31, 2012. Upon a Named Executive Officer’s termination of employment (other than a for cause termination by Alliance One), after satisfying the eligibility requirements for retirement under the Alliance One Pension Plan, the options granted March 24, 2011 shall vest immediately as detailed in the grant agreement. Messrs. Sheets and Denny met the retirement definition of being at least age 55 with 10 years of service as of March 31, 2012. However, because the closing price of Alliance One stock on March 31, 2012 was less than the $6.00 grant price, no value is included in the table.
(5)	Restricted stock unit values are estimated based on the closing price of Alliance One stock on March 31, 2012. Upon death, disability or upon a Change-in-Control, all restricted stock unit awards become immediately vested in accordance with the provisions of the grant agreements. Upon Involuntary Termination without Cause, a pro-rated amount based on the ratio of the number of whole months the Named Executive Officer remained in the continuous employ of the Company from the date of award through the date of termination to the number of months in the vesting period shall vest.
(6)	In accordance with the grant agreements, upon termination of a Named Executive Officer for any reason at any time on or prior to the last day of the two year performance period (March 31, 2012), all unvested performance share units shall be forfeited.
(7)	Values reflect the present value of the accumulated benefit obligation for the applicable Named Executive Officer. Present values were determined using the same assumptions as described in the “Pension Benefits Table.” Benefits under the AOI SERP, AOI PEP and SCC SERP are payable only in the form of an annuity, as described in the narrative following the “Pension Benefits Table.”
(8)	Amounts shown for welfare benefits reflect the value of Alliance One’s obligation to provide post-termination coverage under Alliance One’s employee welfare benefit plans, to the extent such coverage is not made available generally to all salaried employees on a nondiscriminatory basis.

Mr. Sikkel’s employment agreement entitles him to a health care coverage benefit for 24 months following termination in which the Company will reimburse Mr. Sikkel for up to eighteen months to the extent that the cost of his monthly premiums for coverage under COBRA exceeds the share of the monthly premiums he was paying to participate in the active health care coverage at the time of termination. Once the eighteen months of COBRA coverage is exhausted, the Company will reimburse Mr. Sikkel for the costs of his monthly premiums for replacement health insurance coverage, provided that such reimbursements do not exceed the amount being reimbursed to at the time his right to coverage under COBRA ends. This benefit will cease at such time Mr. Sikkel becomes eligible through a subsequent employer.

(9)	The severance benefit shown for Mr. Sikkel under Disability is equal to sixty-six and two-thirds percent of 18 months of his base salary in effect on March 31, 2012. The severance benefit shown for Termination following Change-in-Control and Involuntary Termination without Cause is based on two times his base salary in effect on March 31, 2012.
(10)	Restricted stock award values are estimated based on the closing price of Alliance One stock on March 31, 2012. Upon death, disability or upon a Change-in-Control, all restricted stock awards become immediately vested in accordance with the provisions of the grant agreements.

Employment Agreements

On March 26, 2012, the Company entered into an employment agreement with Mr. Sikkel which was effective as of December 1, 2011 that contains provisions relating to termination for cause, termination due to disability, termination other than cause and termination for good reason following a change-in-control of the Company. Mr. Sikkel’s employment agreement has an initial term expiring three years after the effective date and is subject to automatic annual renewals thereafter absent notice of non-renewal delivered by either the Company or Mr. Sikkel at least 90 days prior to the scheduled expiration. If Mr. Sikkel’s employment is terminated by the Company without cause, if Mr. Sikkel resigns his employment for good reason or Mr. Sikkel resigns for a change-in-control good reason within six months after a change-in-control of the Company, he will be entitled to receive severance equal to two times his annual base salary payable in 24 monthly installments. In addition to severance payments, in connection with a termination of employment as described above, Mr. Sikkel is entitled to health care coverage benefits for up to two years following termination and payment of up to $15,000 for outplacement services. If Mr. Sikkel’s employment is terminated because of disability, he is entitled to receive payments for 18 months at two-thirds of his annual base salary at time of termination. If Mr. Sikkel’s employment is terminated by the Company with cause or he separates from employment for any reason other than good reason or following a change-in-control, the Company is obligated to pay compensation and benefits only to the date of termination or separation. “Good reason” is defined to include any of the following events occurring within ninety-five days prior to separation of employment: Mr. Sikkel’s base salary is reduced more than fifteen percent unless the reduction is part of and at the same percentage as an across-the-board salary reduction for AOI’s senior management, AOI fails to perform any material obligation or breaches any material provision of the employment agreement, or Mr. Sikkel is not re-elected to the position of President unless he is elected to a higher position; and, Mr. Sikkel resigns in writing within thirty days after such events arise.

Mr. Sikkel’s agreement also contains a world-wide non-competition provision for twelve months following a termination or separation of employment. In addition, he is subject to a prohibition on solicitation of Alliance One’s employees, customers and vendors, for a period of twenty-four months after any termination or separation of employment.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2012, is first being mailed to shareholders with this proxy statement on or around July 9, 2012.

By Order of the Board of Directors:

William L. O’Quinn, Jr. Secretary

ALLIANCE ONE INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Embassy Suites Raleigh-Durham/Research Triangle

201 Harrison Oaks Blvd.

Cary, NC 27513

Smith and Cameron Meeting Rooms

August 9, 2012

10:00 a.m.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25603

Please sign, date and mail your proxy card in

the envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	20530300000000000000 1			080912

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES, AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.   Election of Directors: One Class I nominee for a one-year term expiring in 2013, one Class II nominee for a two-year term expiring in 2014, and three Class III nominees for a three-year term expiring in 2015:

					FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	NOMINEES: O Joyce L. Fitzpatrick (Class I) O J. Pieter Sikkel (Class II) O John M. Hines (Class III) O Mark W. Kehaya (Class III) O Martin R. Wade, III (Class III)		2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2013.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)			3. Adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business and matters incident to the conduct of the meeting as may properly come before it.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY

ALLIANCE ONE INTERNATIONAL, INC.

Annual Meeting of Shareholders - August 9, 2012

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints William L. O’Quinn, Jr. and Robert A. Sheets or either of them, each with full power of substitution, as proxies, to represent the undersigned and to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of ALLIANCE ONE INTERNATIONAL, INC., to be held at 10:00 a.m. on Thursday, August 9, 2012, at the Embassy Suites Raleigh-Durham/Research Triangle, 201 Harrison Oaks Blvd., Cary, NC 27513, Smith and Cameron Meeting Rooms, and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions given on the reverse side of this card. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof. To the extent no directions are given on a proposal, this proxy will be voted FOR the nominees listed on the reverse side, and FOR proposals 2 and 3.

(Continued and to be signed on the reverse side.)

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